Exhibit 10.1

CREDIT AGREEMENT

Dated as of June 15, 2010

among

INFUSYSTEM HOLDINGS, INC.,

INFUSYSTEM, INC. AND

FIRST BIOMEDICAL, INC.,

as Borrowers,

and

BANK OF AMERICA, N.A.,

Joint Arranger, Joint Book Runner,

L/C Issuer, a Lender and

as Administrative Agent

and

KEYBANK NATIONAL ASSOCIATION

Joint Arranger, Joint Book Runner,

L/C Issuer and a Lender and

as Documentation Agent

and

The Other Lenders Party Hereto

i

5.03	Governmental Authorization; Other Consents	64
5.04	Binding Effect	64
5.05	Financial Statements; No Material Adverse Effect	64
5.06	Litigation	65
5.07	No Default	65
5.08	Ownership of Property; Liens	66
5.09	Environmental Compliance	66
5.10	Insurance	66
5.11	Taxes	66
5.12	ERISA Compliance	66
5.13	Subsidiaries	67
5.14	Margin Regulations; Investment Company Act	67
5.15	Disclosure	67
5.16	Compliance with Laws	68
5.17	Taxpayer Identification Number	68
5.18	Intellectual Property; Licenses, Etc.	68
5.19	Rights in Collateral; Priority of Liens	68
5.20	FBI Purchase	68
5.21	Healthcare Laws	69

ARTICLE VI.	AFFIRMATIVE COVENANTS	69
6.01	Financial Statements	69
6.02	Certificates; Other Information	71
6.03	Notices	73
6.04	Payment of Obligations	73
6.05	Preservation of Existence, Etc.	73
6.06	Maintenance of Properties	73
6.07	Maintenance of Insurance	73
6.08	Compliance with Laws	74
6.09	Books and Records	74
6.10	Inspection Rights	74
6.11	Use of Proceeds	74
6.12	Financial Covenants	75
6.13	Additional Guarantors	76
6.14	Security Interests	76
6.15	Mortgages	77

ARTICLE VII.	NEGATIVE COVENANTS	77
7.01	Liens	77
7.02	Investments	79
7.03	Indebtedness	79
7.04	Fundamental Changes	80
7.05	Dispositions	81
7.06	Restricted Payments	81
7.07	Change in Nature of Business	82

7.08	Transactions with Affiliates	82
7.09	Burdensome Agreements	82
7.10	Use of Proceeds	82

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	82
8.01	Events of Default	82
8.02	Remedies Upon Event of Default	84
8.03	Application of Funds	85

ARTICLE IX.	ADMINISTRATIVE AGENT	86
9.01	Appointment and Authorization of Administrative Agent	86
9.02	Rights as a Lender	86
9.03	Exculpatory Provisions	87
9.04	Reliance by Administrative Agent	87
9.05	Delegation of Duties	88
9.06	Resignation of Agent	88
9.07	Non-Reliance on Agent and Other Lenders	89
9.08	No Other Duties, Etc.	89
9.09	Administrative Agent May File Proofs of Claim	89
9.10	Guaranty Matters	90
9.11	Collateral Matters	90
9.12	Other Agents; Arrangers and Managers	91

ARTICLE X.	MISCELLANEOUS	92
10.01	Amendments, Etc.	92
10.02	Notices; Effectiveness; Electronic Communications	93
10.03	No Waiver; Cumulative Remedies; Enforcement	95
10.04	Expenses; Indemnity: Damage Waiver	96
10.05	Payments Set Aside	98
10.06	Successors and Assigns	98
10.07	Treatment of Certain Information; Confidentiality	102
10.08	Right of Setoff	103
10.09	Interest Rate Limitation	103
10.10	Counterparts; Integration; Effectiveness	104
10.11	Survival of Representations and Warranties	104
10.12	Severability	104
10.13	Governing Law; Jurisdiction; Etc.	104
10.14	Waiver of Jury Trial	105
10.15	Time of the Essence	106
10.16	Electronic Execution of Assignments and Certain Other Documents	106
10.17	No Advisory or Fiduciary Responsibility	106
10.18	USA PATRIOT Act Notice	106
10.19	California Judicial Reference	107

ARTICLE XI.	JOINT AND SEVERAL LIABILITY; CROSS-GUARANTY	107
11.01	Joint and Several Liability	107

11.02	Cross-Guaranty	108
11.03	Waivers by Borrowers	108
11.04	Benefit of Guaranty	108
11.05	Subordination of Subrogation, Etc.	109
11.06	Election of Remedies	109
11.07	Limitation	109
11.08	Contribution with Respect to Guaranty Obligations	110
11.09	Liability Cumulative	110

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.09	Environmental Matters
5.12(d)	Pension Plans
5.13	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A	Loan Notice
B-1	Revolving Note
B-2	Term Note
C	Compliance Certificate
D	Assignment and Assumption
E	Administrative Questionnaire

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of June 15, 2010 by and among InfuSystem Holdings, Inc., a Delaware corporation (“Holdings”) InfuSystem, Inc., a California corporation (“InfuSystem”) and First Biomedical, Inc., a Kansas corporation (“FBI” and together with Holdings and InfuSystem, the “Borrowers”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Joint Arranger, Joint Book Runner, L/C Issuer, and Lender and KEYBANK NATIONAL ASSOCIATION, as Documentation Agent, Joint Arranger, Joint Book Runner and Lender.

RECITALS

A. Pursuant to the FBI Purchase Agreement (as defined below), Holdings intends to acquire all of the issued and outstanding Equity Interests of FBI.

B. The Borrowers have requested that the Lenders make available the Term Loan and the Revolving Loan (each as defined below) to Borrowers to (i) allow Holdings to pay a portion of the purchase price under the FBI Purchase Agreement and to pay fees and expenses incurred by the Borrowers in connection with the FBI Purchase and the transactions contemplated by this Agreement, (ii) to allow Holdings to repay the Existing Lenders and (iii) provide the Borrowers funds to use for working capital and other general corporate purposes of the Borrowers, including in connection with the issuance of Letters of Credit thereunder.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” or “Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Agent may from time to time notify the Borrowers and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E or any other form approved by Agent.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, directly or indirectly, such Person, and includes in any event with respect to each Borrower, each director and officer of such Borrower.

“Agent Fee Letter” has the meaning specified in Section 2.09(b).

“Aggregate Commitments” means the Commitments of all Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender, its Revolving Loan Applicable Percentage or Term Loan Applicable Percentage, as applicable.

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Rate for (i) Eurodollar Rate Loans shall be the percentage set forth under the column “Eurodollar Rate”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Loan Rate” and (iii) L/C Fees shall be the percentage set forth under the column “L/C Fee Percentage Rate”:

Level	Total Leverage Ratio	Eurodollar Rate	Base Rate Loan Rate	L/C Fee Percentage Rate
II	Greater than 2.00:1.00	4.50%	3.50%	4.50%
I	Less than or equal to 2.00:1.00	4.00%	3.00%	4.00%

The Eurodollar Rate, the Base Rate Loan Rate and the L/C Fee Percentage Rate shall be adjusted, to the extent applicable, on the third (3rd) Business Day after the Borrowers provide the quarterly financial statements and other information within the applicable timeframe pursuant to Section 6.02 and the related Compliance Certificate. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Borrowers fail to deliver the financial statements and Compliance Certificate in accordance with the provisions of Section 6.02, the Eurodollar Rate, the Base Rate Loan Rate and the L/C Fee Percentage Rate shall be based upon Level II above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the third (3rd) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Rate shall be determined by the then current Level and (b) no reduction to any Applicable Rate shall become effective at any time when an Default or Event of Default has occurred and is continuing. Notwithstanding anything to the contrary contained in this definition, the determination of Applicable Rate for any period shall be subject to the provisions of Section 2.10(b). Until the financial statements and Compliance Certificate are delivered for the Fiscal Quarter ending June 30, 2010, the Applicable Rate shall be set at Level II.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Agent, in substantially the form of Exhibit E or any other form approved by Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the Maturity Date.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by a Borrower or any Subsidiary with a Lender or any Affiliate of such Lender concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Borrower or any Subsidiary to a Lender or any Affiliate of such Lender pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to a Borrower or any Subsidiary by a Lender or any Affiliate of such Lender, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services or (g) Swap Contracts.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1%. The “prime rate” is a per annum rate publicly announced from time to time by Bank of America as its prime rate, based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto. “Borrower” means any of the Borrowers.

“Borrowing” means Loans to be made by the Lenders to the Borrowers pursuant to Article II on the same day, all of which Loans are of the same Type (subject to Article II) and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Holdings and its Subsidiaries, but excluding (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the portion of such expenditures which is allocable to the FBI Purchase or any other acquisition of shares or equivalent ownership interests or any investment in any joint venture which, in either case, is otherwise permitted under this Agreement and to the extent such expenditures are made by a Person other than Holdings or its Subsidiaries prior to such acquisition, (c) the purchase of property, plant or equipment made within six (6) months of the sale of any asset to the extent purchased with the proceeds of such sale not otherwise required for a prepayment hereunder and (d) the purchase of the InfuSystem, Inc. headquarters property located at 31700 Research Park Drive, Madison Heights, MI 48071-4627, provided that, to the extent that Liquidity is $1,000,000 or less after giving effect to such purchase, such purchase will be included as a Capital Expenditure.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Agent, for the benefit of Agent or L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CFC” means a Controlled Foreign Corporation, as such term is defined in Section 957 of the Code.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering dependents of disabled veterans or dependents of certain deceased veterans not covered by TRICARE, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including, without limitation, (a) all federal statutes (whether set forth in 38 U.S.C. §1781 or elsewhere) affecting such program or, to the extent applicable to CHAMPVA and (b) all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change in Law” means the occurrence, after the Initial Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, any of the following events or occurrences:

(a) the failure of Holdings at any time to (i) directly own beneficially and of record on a fully diluted basis 100% of the outstanding Equity Interests of each other Borrower and (ii) directly or indirectly own beneficially and of record on a fully diluted basis at least 90% of the outstanding Equity Interests of each other Loan Party (other than pursuant to a Disposition of such Loan Party permitted hereunder);

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) management, directors and executives of Holdings so long as such “person” remains in such capacity and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Great Point Partners LLC or its Affiliates (collectively, “Great Point”) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more, or Great Point becomes the beneficial owner, directly or indirectly, of 40% or more, of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(c) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(d) the passage of thirty days from the date upon which any individual(s) or entity(s) (other than Great Point) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such Equity Interests that such individual(s) or entity(s) or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests; or

(e) the passage of thirty days from the date upon which Great Point shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such Equity Interests that Great Point has the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such Equity Interests.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations, rulings and proclamations promulgated thereunder.

“Collateral” means any and all assets and rights and interests in or to property of each Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents. Notwithstanding anything to the contrary contained herein or in the Collateral Documents, the Collateral shall not include (a) any asset to the extent that a grant of a security interest therein is validly prohibited by or not possible under any applicable Laws or is validly prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing or giving rise to a Loan Party’s right to use such asset, or would result in the forfeiture of such Loan Party’s rights in the asset, but only, in each case, to the extent, and for so long as, such prohibition is not removed, terminated or rendered unenforceable or otherwise deemed ineffective by the UCC (including Sections 9-406, 9-407, 9-408 or 9-409 thereof) or any other applicable Law, or (b) Equity Interests representing more than 65% of the voting stock of any direct or indirect Subsidiary of any Loan Party that is a first-tier CFC; provided, however, that any proceeds, substitutions or replacements of any property included in subclauses (a) and (b) above shall not be excluded (unless such proceeds, substitutions or replacements would itself constitute property excluded under subclause (a) or (b)).

“Collateral Documents” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to the Administrative Agent in Collateral securing all or part of the Obligations or any Person otherwise guarantees the Obligations, each in form and substance satisfactory to Agent, and all modifications and amendments thereto.

“Commitment” means (a) as to any Lender, such Lender’s Revolving Loan Commitment and Term Loan Commitment as set forth herein or in the most recent Assignment and Assumption executed by such Lender and (b) as to all Lenders, the aggregate of all of Lenders’ Revolving Loan Commitments and Term Loan Commitments, as such Commitments may be increased, reduced, amortized or adjusted from time to time in accordance with this Agreement. “Commitments” means the Revolving Loan Commitment and the Term Loan Commitment of the Lenders, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” shall mean, for any period, EBITDA of Holdings and its Subsidiaries on a consolidated basis for such period; provided, that, with respect to FBI, EBITDA shall be deemed to be $718,000 for the Fiscal Quarters ended December 31, 2009 and March 31, 2010. Additionally, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition (or any other acquisition consented to pursuant to Section 10.01) consummated at any time on or after the date hereof; provided, further, that for purposes of calculating Consolidated EBITDA as of the Closing Date as required by Section 4.01(a)(xii)(F), the twelve month trailing EBITDA of FBI shall be deemed to be equal to $2,872,000; provided that income of a Subsidiary that is not a Loan Party shall be included in

Consolidated EBITDA up to the aggregate amount of cash (or other distribution converted into cash during such period) actually distributed by such Subsidiary during such period as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Eurodollar Rate Loans and L/C Fees an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; (b) when used with respect to Eurodollar Rate Loans an interest rate equal to (i) the Eurodollar Rate plus (ii) the Applicable Rate applicable to Eurodollar Rate Loans plus (iii) 2% per annum; and (c) when used with respect to L/C Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers, Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by Agent, to confirm in a manner satisfactory to Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, with respect to any Person, during any period, net income, less income or plus loss from discontinued operations and extraordinary items, plus, to the extent deducted in computing net income and without duplication, the sum of (i) income taxes, (ii) Interest Charges, (iii) depreciation, (iv) depletion and amortization, (v) non-cash compensation expense, (vi) all other non-cash charges, provided that, for purposes of this subclause (vi), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period), (vii) out of pocket expenses incurred in connection with the FBI Purchase, this Agreement and the other Loan Documents in an amount not to exceed $1,000,000, (viii) charges in connection with severance payments made during such period to the extent such charges are acceptable to the Required Lenders; plus or minus (as applicable) any non-cash losses or gains from unrealized changes in the fair market value of warrants, Swap Contracts and other derivatives, which gains or losses would be reflected on the Consolidated statement of operations of Holdings and its Subsidiaries plus (ix) with respect to EBITDA of the Borrowers for the fiscal quarter ended September 30, 2009, an aggregate amount equal to $877,285.00 in respect of severance payments made by the Borrowers during such fiscal quarter.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan ; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means (a) for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) (“BBA LIBOR”) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage;

and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” shall mean, for any period, the remainder of

(a) GAAP net cash provided by operating activities as shown on the consolidated statements of cash flow of Holdings and its Subsidiaries, minus;

(b) the sum, without duplication, of (i) scheduled repayments of principal of the Term Loan made during such period, plus (ii) mandatory prepayments of the Term Loan made pursuant to Section 2.05(b) hereof plus (iii) voluntary prepayments of the Term Loan pursuant to Section 2.05(a) during such period, plus (iii) cash payments made in such period with respect to Capital Expenditures to the extent permitted under Section

6.12(c), plus (iv) all income taxes paid in cash by Holdings and its Subsidiaries during such period, plus (v) cash Interest Charges of Holdings and its Subsidiaries during such period, plus (vi) cash payments made in such period with respect to Swap Contracts, plus (vii) scheduled repayments payments of principal made in such period with respect to Capital Leases, plus (viii) permitted Restricted Payments made in cash by Holdings during such period, plus (ix) scheduled repayments of principal of the FBI Seller Note; plus;

(c) cash payments received in such period with respect to Swap Contracts.

“Excluded Taxes” means, with respect to Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) any tax that would not have been imposed but for a failure by Agent, such Lender or the L/C Issuer (or any financial institution through which any payment is made to any such Person) to comply with the applicable requirements of sections 1471-1474 of the Code or any applicable Treasury Regulations promulgated under such law or published administrative guidance implementing such law, and (e) in the case of a Foreign Lender, any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii).

“Existing Lenders” means I-Flow Corporation, a Delaware corporation, and UMB Bank, N.A., a national banking association.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FBI Assignment of Representations” means that certain Assignment of Representations, Warranties, Covenants and Indemnities, dated as of the date hereof, executed by Holdings in favor of the Lenders, and consented to by the FBI Seller, in connection with the FBI Purchase Documents.

“FBI Purchase” means the transactions represented by the purchase of all of the issued and outstanding Equity Interests of FBI by Holdings from FBI Seller, pursuant to, and together with the other transactions described in, the FBI Purchase Agreement and consummated on the Closing Date.

“FBI Purchase Agreement” means that certain Stock Purchase Agreement, dated as of June 15, 2010, by and among Holdings, FBI and the FBI Seller.

“FBI Purchase Documents” means the FBI Purchase Agreement, including the exhibits and schedules thereto and all other agreements, documents and instructions executed pursuant to the FBI Purchase Agreement or in connection therewith.

“FBI Seller” means the shareholders of FBI prior to the date of this Agreement, all of which are party to the FBI Purchase Agreement.

“FBI Seller Note” means that certain Subordinated Seller Note dated of even date herewith executed by the FBI Seller in favor of Holdings.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2009”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fixed Charge Coverage Ratio” means, with respect to Holdings and its Subsidiaries for any fiscal period, the ratio obtained by dividing (a) Consolidated EBITDA less (i) unfinanced Capital Expenditures made during such period, (ii) cash income taxes paid during such period and (iii) any Restricted Payments made by Holdings or by any Subsidiary of Holdings to the extend not made to Holdings or a Subsidiary of Holdings during such period by (b) Fixed Charges.

“Fixed Charges” means, without duplication, with respect to Holdings and its Subsidiaries for any fiscal period, the sum of (a) the aggregate of all Interest Charges of Holdings and its Subsidiaries on a consolidated basis during such period plus (b) scheduled payments of principal with respect to any Indebtedness of Holdings and its Subsidiaries on a consolidated basis during such period.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which a Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Revolving Loan Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Loan Party that guarantees the Obligations pursuant to Section 6.13 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Laws” means, collectively, any and all federal, state or local laws, rules, regulations and administrative manuals, orders, guidelines and requirements issued under or in connection with Medicare, Medicaid, CHAMPVA, TRICARE or any government payment program or any law governing the licensure of or regulating healthcare providers, professionals, facilities or payors or otherwise governing or regulating the provision of, or payment for, medical services, or the sale of medical supplies. Without limiting the generality of the foregoing, Healthcare Laws include, without limitation, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, and Section 1877, 42 U.S.C Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute.”

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Initial Date” shall mean (i) in the case of the Administrative Agent and the L/C Issuer, the date hereof, (ii) in the case of each Lender which is an original party to this Agreement, the date hereof and (iii) in the case of any other Lender, the effective date of the Assignment and Assumption pursuant to which it became a Lender

“Information” has the meaning specified in Section 10.07.

“Interest Charges” shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP plus (b) the portion of Capitalized Lease Obligations with respect to that period that should be treated as interest in accordance with GAAP, plus or minus (as applicable) (c) all charges paid or payable or received or to be received, provided that such amounts to be received are not past due, (in each case without duplication) during that period with respect to any Swap Contracts.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in any Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Loan Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is thirty days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(h).

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $2,000,000. The L/C Sublimit is part of, and not in addition to, the Revolving Loan Commitments.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date, the amount of Revolving Loan Commitments minus the Outstanding Amount attributable to Revolving Loans and, without duplication, L/C Obligations plus unrestricted cash and cash equivalents shown on the consolidated balance sheet of Holdings and its Subsidiaries.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, the Agent Fee Letter and each other Collateral Document. For the avoidance of doubt, Loan Documents shall include each document required to be delivered on the Closing Date as set forth in Section 4.01(a).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of a Loan from one Type to the other, or (c) a continuation of Eurodollar Rate Loan, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, each Borrower and each Guarantor that executes a Loan Document after the date hereof. “Loan Party” means any of the Loan Parties.

“Loans” means collectively, any one or more of the Revolving Loans or the Term Loans made by the Lenders to any Borrower and all L/C Obligations, under and pursuant to this Agreement, each as the context may require. “Loan” means any of the Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the earliest of (a) June 15, 2014, (b) the date of acceleration of the Obligations pursuant to Section 8.02, (c) the date of payment in full by the Borrowers of the Loans and the cancellation and return of all Letters of Credit or the Cash Collateralization of all Letter of Credit Obligations pursuant to Section 2.14, and the permanent reduction of all Commitments to Zero Dollars ($0) and (d) the date of termination of the Aggregate Commitments pursuant to Section 2.06 or Section 8.02.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396. et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Medicaid/Medicare/TRICARE” means (a) Medicaid and Medicare, (b) TRICARE, (c) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act, or (d) any agent, carrier, administrator or intermediary for any of the foregoing.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real property security documents delivered by any Loan Party to Agent, for its benefit and the benefit of the Lenders, with respect to the Mortgaged Properties (as defined in Section 6.15), in a form mutually agreed to by the Agent and such Loan Party.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (one of which is any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any transaction, an amount equal to the cash proceeds received by any Loan Party from or in respect of such transaction (including any cash proceeds received as income or other cash proceeds of any non-cash proceeds of such transaction and further including any amounts paid by way of set-off under the FBI Purchase Agreement), less the sum of (i) any commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) all Taxes paid or payable as a result of such transaction and (iii) in the case of any Qualifying Disposition, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than taxes deducted pursuant to clause (ii) above) (x) related to any of the applicable assets and (y) retained by Holdings or any of its Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Qualifying Disposition occurring on the date of such reduction). Notwithstanding anything to the contrary contained herein, the first $100,000 of cash proceeds of Qualifying Dispositions received in any fiscal year by the Borrower or any Loan Party shall not be considered Net Cash Proceeds hereunder.

“Note” and “Notes” shall mean, respectively, each of and collectively, the Revolving Note and the Term Note.

“Obligations” means all Loans, fees, indebtedness, liabilities, obligations, covenants and duties of any Loan Party to any Lender of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, in contract or tort, liquidated or unliquidated, arising under this Agreement, or under the other Loan Documents, by operation of law or otherwise in connection with the transactions contemplated hereby, now existing or hereafter arising, and whether or not for the payment of money or the performance or non-performance of any act, including, but not limited to, all damages that any Loan Party may owe to the Administrative

Agent and/or the Lenders by reason of any breach by any Loan Party of any representation, warranty, covenant, agreement or other provision of this Agreement or any of the other Loan Documents, all Unreimbursed Amounts and L/C Obligations of any Loan Party in respect of Letters of Credit and surety bonds, all Swap Contracts of any Loan Party which are owed to the Administrative Agent and/or any Lender or any Affiliate of the Administrative Agent or any Lender, and all Bank Product Obligations of any Borrower or Subsidiary. Without limiting the generality of the foregoing, this term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party under any Debtor Relief Law bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum payable by any Loan Party to any Lender under this Agreement or any of the other Loan Documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans, as the case may be, occurring on such date; (ii) with respect to Term Loans on any date, the aggregate outstanding principal amount of the Term Loans of all Lenders after giving effect to any Borrowings and prepayments or repayments of the Term Loans, as the case may be, occurring on such date and (iii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (including a Multiple Employer Plan or a Multiemployer Plan), that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct (a) acquisition by a Borrower, directly and indirectly, of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition by a Borrower, directly and indirectly, of at least 90% of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination of a Borrower with any Person, if each of the following conditions is met:

(i) Agent shall receive at least fifteen (15) Business Days’ prior written notice of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition;

(ii) any acquisition of a Person shall only involve acquisitions of the Equity Interests of a Person incorporated or organized under the laws of any State of the United States or the District of Columbia), and no more than 15% of the fair market value of such Person’s assets (or, in the case of an asset purchase, no more than 15% of the fair market value of such assets) at the time of the acquisition shall be located outside of the United States, and such acquired Person or assets shall comprise a business, or those assets of a business, of the type engaged in by the Borrowers as of the date hereof and which business would not subject the Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Borrowers prior to such acquisition;

(iii) no additional Indebtedness shall be incurred, assumed or otherwise be reflected on the consolidated balance sheet of Borrowers and such Person after giving effect to such acquisition, except Permitted Indebtedness;

(iv) the business and assets acquired in such acquisition shall be free and clear of all Liens (other than Permitted Liens);

(v) at or prior to the closing of such acquisition, Agent, for its benefit and the ratable benefit of the Lenders, will be granted a first priority perfected Lien (subject to Permitted Liens) in all assets acquired pursuant thereto or in the assets and Equity Interests of such Person (but in each case only to the extent such assets and Equity Interests are included in the definition of “Collateral herein), and the Borrowers and such Person shall have executed such documents and taken such actions as may be reasonably required by Agent in connection therewith;

(vi) both immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall exist;

(vii) immediately after giving effect to such transaction on a pro forma basis, the Borrowers shall be in compliance with all of the financial covenants set forth in Section 6.12, provided, however, that the Total Leverage Ratio that is required to be met under in this subsection (vii) shall be 0.25 lower than the Total Leverage Ratio then required to be met pursuant to Section 6.12(a), unless immediately after giving effect to the transaction on a pro forma basis, the Total Leverage Ratio is less than or equal to 2:00:1:00;

(viii) such acquisition shall be consensual and the Board of Directors or similar governing body of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such transaction unless such opposition has been publicly withdrawn and the Board of Directors or similar governing body shall have approved such acquisition;

(ix) the Person to be acquired shall have positive EBITDA for the trailing twelve-month period preceding the date of such acquisition, as determined based upon such Person’s pro forma financial statements as reasonably approved by the Agent for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such acquisition;

(x) at least five (5) Business Days prior to the date of consummation of the proposed transaction, the Borrowers shall have delivered to Agent a certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance);

(xi) if requested, counsel for the Borrowers shall deliver to the Agent a legal opinion, in form and substance reasonably satisfactory to Agent and its counsel, dated the date on which any acquired entity becomes a Guarantor or Borrower hereunder, concerning such matters as may be reasonably requested by Agent and including an express statement to the effect that the Agent is authorized to rely on such opinion; and

(xii) Borrowers shall have Liquidity of at least $1,000,000 immediately prior to and after such acquisition; and

(xiii) the purchase price paid and/or payable (whether in cash, Equity Interests or other form of consideration) in connection with such acquisition and all other Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of the Borrowers such Person) shall not exceed $20,000,000 in the aggregate for such acquisition and all other Permitted Acquisitions during the term of this Agreement, and shall not exceed $5,000,000 in any single such acquisition.

“Permitted Indebtedness” has the meaning ascribed to such term in Section 7.03.

“Permitted Lien” has the meaning ascribed to such term in Section 7.01.

“Permitted Redemption” with respect to Holdings, means the purchase, redemption or other acquisition of Equity Interests issued by it not to exceed $2,000,000 in any Fiscal Year if each of the following conditions is satisfied:

(i) both immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall exist;

(ii) immediately after giving effect to such transaction, the Borrowers shall be in compliance with all of the financial covenants set forth in Section 6.12, provided, however, that the Total Leverage Ratio that is required to be met under in this subsection (ii) shall be 0.25 lower than the Total Leverage Ratio then required to be met pursuant to Section 6.12(a), unless immediately after giving effect to the transaction on a pro forma basis, the Total Leverage Ratio is less than or equal to 2:00:1:00; and

(iii) Borrowers shall have Liquidity of at least $1,000,000 immediately prior to and after such Permitted Redemption.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, (including a Pension Plan) maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” means, with respect to any determination for any period and any Permitted Acquisition or any other acquisition consented to pursuant to Section 10.01, that such determination shall be made by giving pro forma effect to each such acquisition, as if each such acquisition had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant compliance certificate, financial statements or other documents provided to the Agent in connection herewith which are, in each case reasonably acceptable to the Agent and that, if SEC Regulation S-X would require the filing of pro forma financial statements, comply with the requirements of SEC Regulation S-X, provided that any pro forma adjustments to Consolidated EBITDA must be made in a manner consistent with the calculation of Consolidated EBITDA for the Borrowers.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Disposition” any Disposition by any Borrower or any Loan Party to any Person (other than a Borrower or any other Loan Party) of any asset or right of any Borrower or any Loan Party’s (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to such Borrower or such Borrower’s Subsidiary) condemnation, confiscation, requisition, seizure or taking thereof), other than (a) the Disposition of any asset the proceeds of which are used within ninety (90) days to acquire, improve, upgrade, or repair assets useful in the business of a Loan Party, or the proceeds of which are used within ninety (90) days in connection with another purpose which is agreed to by the Agent in the exercise of its reasonable credit discretion, or (b) Dispositions permitted under Section 7.05 hereof.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period to the PBGC has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a L/C Application.

“Required Lenders” means, as of any date of determination, (i) if there are two or fewer Lenders, Lenders holding 100% of the sum of (a) Total Outstandings and (b) aggregate unused Commitments, and (ii) if there are more than two Lenders, at least two Lenders holding more than 66 2/3% of the sum of (a) Total Outstandings and (b) aggregate unused Commitments or, (in each case) if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated, at least two Lenders holding in the aggregate 100% or more than 66 2/3% of the Total Outstandings, as applicable (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. No portion of the Bank Products Obligations or the Obligations in respect of Swap Contracts shall be included in any of the foregoing computations.

“Required Revolving Lenders” means, as of any date of determination, (i) if there are two or fewer Revolving Lenders, Lenders having 100% of the Revolving Loan Commitments and (ii) if there are more than two Lenders, at least two Lenders having more than 66 2/3% of Revolving Loan Commitments or, (in each case) if the Revolving Loan Commitment of each such Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated, at least two Lenders holding in the aggregate 100% of all Revolving Loans or more than 66 2/3% of all Revolving Loans, as applicable (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Revolving Loan Commitment of, and the portion of the Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders. No portion of the Bank Products Obligations or the Obligations in respect of Swap Contracts shall be included in any of the foregoing computations.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to such Borrower’s stockholders, partners or members (or the equivalent Person thereof); provided that the issuance of an Equity Interest in Holdings in exchange for another Equity Interest in Holdings shall not be a Restricted Payment.

“Revolving Loan” and “Revolving Loans” means, at any time, the sum of (a) the aggregate amount of advances made by any Lender to the Borrowers under and pursuant to this Agreement as set forth in Section 2.01(a) of this Agreement outstanding to the Borrowers plus (b) the aggregate L/C Obligations incurred on behalf of the Borrowers. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loans (for purposes other than the calculation of interest on the Revolving Loans pursuant to Section 2.01) shall include the outstanding balance of L/C Obligations.

“Revolving Loan Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of such Lender’s Revolving Loan Commitment divided by the aggregate amount of all Revolving Loan Commitments. The initial Revolving Loan Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Revolving Loan Commitment” means, as to each Lender, the obligation, upon and subject to the terms and conditions of this Agreement, of such Lender to make Revolving Loans and purchase participations in L/C Obligations hereunder (and make L/C Advances, if any), as such commitment may be reduced or increased from time to time in accordance with this Agreement or modified from time to time in connection with any Assignment and Assumptions. The initial amount of each Lender’s Revolving Loan Commitment is set forth on the Schedule 2.1. The initial aggregate amount of the Revolving Loan Commitments is $5,000,000.

“Revolving Loan Maturity Date” means June 15, 2014, provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Revolving Note” means a Revolving Note made by the Borrowers in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit B-1.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Social Security Act” means the Social Security Act of 1965.

“Subordinated Liabilities” means (i) unsecured liabilities subordinated to the Obligations in a manner acceptable to Agent in its sole discretion and (ii) the FBI Seller Note.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” or “Term Loans” means any amounts advanced and the aggregate of all such advances made by any Lender to any Borrower under and pursuant to and as set forth in Section 2.01(b).

“Term Loan Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of such Lender’s Term Loan Commitment divided by the aggregate amount of all Term Loan Commitments. The initial Term Loan Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Term Loan Commitment” means, as to each Lender, the obligation of such Lender to make a Term Loan hereunder, which aggregate commitment shall be $30,000,000. The initial amount of each Lender’s Term Loan Commitment is set forth on the Schedule 2.1. After advancing the Term Loan on the Closing Date, each reference to a Lender’s Term Loan Commitment shall refer to the outstanding principal amount of the portion of the Term Loan advanced by such Lender as or modified from time to time in connection with any Assignment and Assumptions.

“Term Note” means a Term Note made by the Borrowers in favor of each Lender evidencing the Term Loans made by such Lender, substantially in the form of Exhibit B-2.

“Threshold Amount” means $250,000.

“Total Debt” shall mean all Indebtedness of Holdings and its Subsidiaries on a consolidated basis for borrowed money and other interest-bearing liabilities, including current and long term liabilities, determined on a consolidated basis.

“Total Leverage Ratio” shall mean, as of any date of measurement, the ratio of (i) Total Debt as of such date to (ii) Consolidated EBITDA for the four Fiscal Quarter period, as applicable, then ending or most recently ended.

“Total Outstandings” means, without duplication, the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means as in effect from time to time, of the State of Illinois or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and, if applicable, FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, Agent (after consultation with the Lenders) and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Holdings and its Subsidiaries or to the determination of any amount for Holdings and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings or any of its Subsidiaries is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Multiple Borrowers. The term “Borrowers” refers to more than one entity. Borrowers hereby designate Holdings to act on behalf of the Borrowers for all purposes under this Agreement, including, without limitation, the requesting of Loans hereunder. Notice when given to Holdings shall be sufficient notice to each of the Borrowers. Any document delivered to Holdings shall be considered delivered to each of the Borrowers.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make Loans to, and to, as applicable, issue or participate in Letters of Credit for the account of, the Borrowers as follows

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make Revolving Loans to the Borrowers from time to time in accordance with such Lender’s Revolving Loan Applicable Percentage, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Revolving Loan, (i) the Total Outstandings consisting of without duplication, Revolving Loans and L/C Obligations shall not exceed the Revolving Loan Commitments of all Lenders, and (ii) the aggregate Outstanding Amount of Revolving Loans of any Lender, plus, without duplication, such Lender’s Revolving Loan Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Loan Commitment. Within the limits of each Lender’s Revolving Loan Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05(a), and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Term Loan Commitment. Each Lender with a Term Loan Commitment severally agrees to make a Term Loan to the Borrowers on the Closing Date in the amount of such Lender’s Term Loan Commitment. The Commitments of the Lenders to make the Term Loan shall expire concurrently with the making of the Term Loans on the Closing Date and no Term Loan will be advanced on a day other than the Closing Date. The Term Loan is not revolving in nature and any portion of such Term Loan that is repaid or prepaid may not be reborrowed.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to another, and each continuation of Eurodollar Rate Loans shall be made upon any Borrower’s irrevocable notice to Agent, which may be given by telephonic notice or in the form of a Loan Notice. Each such Loan Notice must be received by Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of any Eurodollar Rate Loan or of any conversion of a Eurodollar Rate Loans to a Base Rate Loan, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly, but in any event on the same Business Day of such telephonic notice, by delivery to Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of any Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to another, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan in a Loan Notice (whether telephonic or written) or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make available its Applicable Percentage of the Borrowing available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day of the Borrowing specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is an initial Credit Extension of any Loan, Section 4.01), Agent shall make all funds so received available to the Borrowers in like funds as received by Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by the Borrowers; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and, upon an Event of Default and an acceleration of all the Obligations, the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans and the Borrowers agree to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d) Agent shall promptly notify the Borrowers and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to Loans.

2.03 Letters of Credit. (a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Revolving Loan Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus, without duplication, such Lender’s Revolving Loan Applicable Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Revolving Loan Commitment, or (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iv), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $1,000,000, in the case of a standby Letter of Credit

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless the Borrowers have deposited Cash Collateral (or the L/C Issuer has entered into another arrangement satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender) to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) unless specifically provided for in this Agreement, the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower delivered to the L/C Issuer (with a copy to Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such L/C Application must be received by the L/C Issuer and Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrowers shall furnish to the L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Agent may reasonably require.

(ii) Promptly after receipt of any L/C Application at the address set forth in Section 10.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such L/C Application from the Borrowers and, if not, the L/C Issuer will provide Agent with a copy thereof. Unless the L/C Issuer has received written notice from Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the

L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Loan Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and Agent a true and complete copy of such Letter of Credit or amendment.

(iv) If the Borrowers so request in any applicable L/C Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(v) If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the L/C Issuer by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Loan Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Loan Commitments of all Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Loan Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made Revolving Loan as a Base Rate Loan to the Borrowers in such amount. Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of a Revolving Loan constituting a Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Loan Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing (in each case subject, however, to Section 2.03(f)(ii)); provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Revolving Loan Applicable Percentage thereof in the same funds as those received by Agent.

(ii) If any payment received by Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Agent for the account of the L/C Issuer its Revolving Loan Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers, any Loan Party or any their respective Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers, any Loan Party or any of their respective Subsidiaries.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with any Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to any Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by a Borrower, which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(h) L/C Fees. The Borrowers shall pay to Agent for the account of each Lender in accordance with its Revolving Loan Applicable Percentage an L/C fee (the “L/C Fee”) (i) for each commercial Letter of Credit equal to 1% per annum times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the

Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any L/C Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Loan Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. L/C Fees shall be due and payable monthly in arrears on the last Business Day of each month commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any month, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such month that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit at the rate specified in the Agent Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Agent Fee Letter. Such fronting fee shall be due and payable on the first Business Day of each month, in respect of the preceding month (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

2.04 Intentionally Omitted.

2.05 Prepayments. (a) Voluntary Prepayments. The Borrowers may, upon notice to Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory Prepayments of Term Loans. In addition to the repayment obligations of the Borrowers set forth in Section 2.07 hereof, the Borrowers shall make a prepayment of the Term Loans until paid in full upon the occurrence of any of the following at the following times and in the following amounts:

(i) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Qualifying Disposition, in an amount equal to 100% of such Net Cash Proceeds.

(ii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Equity Interests of Loan Party (excluding (w) any issuance of Equity Interests pursuant to any employee or director option program, benefit plan or compensation program, (x) any issuance by a Subsidiary to any Borrower or another Subsidiary, (y) any issuance of Equity Interests in Holdings, the Net Cash Proceeds of which are used for Permitted Acquisitions to the extent otherwise permitted under this Agreement and (z) issuances of Equity Interests in Holdings, the Net Cash Proceeds of which are used for Capital Expenditures or other purposes (each a “Permitted Alternative Transaction”) agreed to by the Required Lenders), in an amount equal to 100% of such Net Cash Proceeds; provided, however, that as a condition to the exclusions set forth in subsections (y) and (z) above, the Borrowers agree that all Net Cash Proceeds subject thereto shall be deposited with the Agent as Cash Collateral until (A) the consummation of the applicable Permitted Acquisition or Permitted Alternative Transaction or (B) the making of the Capital Expenditure, and such Permitted Acquisition, Permitted Alternative Transaction or Capital Expenditure shall be consummated or completed, as applicable, within three (3) months of receipt of such Net Cash Proceeds; provided, further, however, that the exclusion set forth in subsection (z) above shall only be available as an exclusion from this Section 2.05(b)(ii) for up to $10,000,000 of Net Cash Proceeds during the term of this Agreement.

(iii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Indebtedness of any Loan Party (excluding (i) Indebtedness permitted by Section 7.03 other than clause (e) thereof and (ii) Indebtedness incurred on the Closing Date with respect to the FBI Seller Note), in an amount equal to 100% of such Net Cash Proceeds.

(iv) Simultaneously with the delivery of the annual audited financial statements delivered in connection with Section 6.02(a) (and no later than the date on which such annual audited financial statements are required to be delivered thereunder) for each Fiscal Year commencing with the Fiscal Year ending December 31, 2011, an amount equal to (i) at all times that the Total Leverage Ratio at the end of such Fiscal Year is equal to or greater than 1.5 to 1.0, an amount equal to 50% of Excess Cash Flow and (ii) at all times that the Total Leverage Ratio at the end of such Fiscal Year is less than 1.5 to 1.0, an amount equal to 25% of Excess Cash Flow. Excess Cash Flow calculations shall be prepared and delivered to Agent by Borrowers at each such time that Excess Cash Flow prepayments are required to be made hereunder.

(v) Promptly upon receipt by any Borrower, or any of their respective Affiliates, successors or assigns of any payment pursuant to any indemnity provision of the FBI Purchase Agreement, an amount equal to such payment; provided that: (i) if such payment is being made to such Borrower to reimburse any Loan Party for the cost of any claim or expense paid by such Loan Party to a Person that is not an Affiliate of any Loan Party and/or any judgment, settlement or award in connection therewith (or are to be used to pay the same within ninety days following the receipt of such Net Cash Proceeds; provided that to the extent any such amounts are not so applied, they shall be applied to prepay the Loans and/or L/C Obligations on or before such ninetieth day), then the Net Cash Proceeds of all such payment may be retained by the applicable Borrower rather than being paid to the Agent under this Section 2.05(b)(v); and (ii) any other such payment not covered by the immediately proceeding clause (i) which is set off against the principal amount of the FBI Seller Note shall not be required to be repaid to Agent under this Section 2.05(b)(v).

(vi) Immediately on any day that the Outstanding Amount of the Term Loans plus the Revolving Loans plus, without duplication, the L/C Obligations exceeds the Aggregate Commitments, in an amount equal to such excess; provided, however, that Borrowers shall have the option to reduce the Revolving Loans in an amount equal to or greater than such excess in lieu of making a prepayment of the Term Loan as required by this subsection (vi).

(c) Mandatory Prepayments of Revolving Loans. In addition to the repayment obligations of the Borrowers set forth in Section 2.07 hereof, if for any reason the Total Outstandings attributable to Revolving Loans and, without duplication, the L/C Obligations at any time exceed the Revolving Loan Commitments then in effect, the Borrowers shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans the Total Outstandings attributable to L/C Obligations exceed the Revolving Loan Commitments then in effect.

2.06 Termination or Reduction of Revolving Loan Commitments. The Borrowers may, upon notice to Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Revolving Loan Commitments; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Revolving Loan Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings attributable to Revolving Loans and, without duplication, the L/C Obligations would exceed the Revolving Loan Commitments, and (iv) if, after giving effect to any reduction of the Revolving Loan Commitments, the L/C Sublimit would exceed the amount of the Revolving Loan Commitments, such L/C Sublimit shall be automatically reduced by the amount of such excess. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Loan Commitments. Any reduction of the Revolving Loan Commitments shall be applied to the Revolving Loan Commitments of each Lender according to its Revolving Loan Applicable Percentage then in effect. All fees accrued until the effective date of any termination of the Revolving Loan Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. (a) Revolving Loans. The Borrowers shall repay the Revolving Loans of each Lender in full, and the Revolving Loan Commitments shall terminate, on the Maturity Date.

(b) Term Loan. The Borrowers shall repay the Term Loan of each Lender in principal installments, together with interest thereon, in the aggregate principal amounts and on the dates set forth below.

Amortization Table

Payment Dates	Installment Amount/ Per Fiscal Quarter
On the last day of each Fiscal Quarter commencing on September 30, 2010 to and including June 30, 2011	$937,500
On the last day of each Fiscal Quarter commencing on July 1, 2011 to and including June 30, 2012	$1,125,000
On the last day of each Fiscal Quarter commencing on July 1, 2012 to and including June 30, 2013	$1,125,000
On the last day of each Fiscal Quarter commencing on July 1, 2013 to and including March 31, 2014	$1,312,500
Maturity Date	Remaining Principal Amount of the Term Loan

Unless sooner paid in full, the outstanding principal balance of the Term Loan shall be paid in full on the Maturity Date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than an Event of Default relating to non-payment of principal, in which case subsection (i) above shall apply), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Non-Utilization Fee. The Borrowers shall pay to the Agent for the account of each Lender a non-utilization fee, for the period from the Closing Date to the Maturity Date, at a rate equal of one-half percent (0.5%) of such Lender’s Revolving Loan Applicable Percentage (as adjusted from time to time) of the unused amount of the Revolving Loan Commitment. For purposes of calculating utilization under this Section, the Revolving Loan Commitment shall be deemed used to the extent of the Outstanding Amount attributable to Revolving Loans and, without duplication, L/C Obligations. Such non-use fee shall be payable in arrears on the last day of each Fiscal Quarter and on the Maturity Date for any period then ending for which such non-utilization fee shall not have previously been paid.

(b) Agent Fee Letter. The Borrowers shall pay to Agent for Agent’s own account, and, where applicable, for the account of each Lender or the L/C Issuer, all fees in the amounts and at the times specified in the letter agreement, dated May 3, 2010 (the “Agent Fee Letter”), between the Borrowers and Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Lenders determine that (i) the Total Leverage Ratio calculation utilized in the definition “Applicable Rate” as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of such Total Leverage Ratio would have resulted in (1) higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to Agent for the account of the applicable Lenders or the L/C Issuer promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law, automatically and without further action by Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; or (2) lower pricing for such period, the Agent and Lenders shall retroactively be obligated to credit future interest payments to the Borrowers up to an amount equal to the excess of the amount of interest and fees that should have been paid for a period not to exceed sixty (60) days prior to the date on which written notice of such inaccuracy is delivered by Borrowers to Agent over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Agent, any

Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrowers’ and the Agent’s and the Lenders’ respective obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder. The Lenders hereby authorize the Agent to make any credits required to the extent in accordance with this Section 2.10(b).

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to any Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the joint and several obligations of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, the Borrowers shall execute and deliver to such Lender (through Agent) a Revolving Note or Term Note, as applicable, which shall evidence such Lender’s Revolving Loans and Term Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its respective Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

2.12 Payments Generally; Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to Agent such

Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and the Borrowers severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to Agent.

(ii) Payments by Borrowers; Presumptions by Agent. Unless Agent shall have received notice from the Borrowers prior to the date on which any payment is due to Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if no Borrower has in fact made such payment, then each of Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice of Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) within one (1) Business Day to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments under Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 10.04(c):

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Cash Collateral. (a) Certain Credit Support Events. Upon the request of Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C

Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of Agent or the L/C Issuer and the Borrowers shall deliver to Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts maintained with a financial institution then defined as “Agent” under this Agreement or any other Lender. The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Agent, for the benefit of Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, if so determined by Agent or requested by the L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any fees payable hereunder or under the Agent Fee Letter for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03, the “Revolving Loan Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Loan Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Loan Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans and, without duplication, the L/C Obligations of that Lender.

(b) Defaulting Lender Cure. If the Borrowers, Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by the Borrowers to or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrowers or Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrowers or Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Agent shall withhold or make such deductions as are determined by Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section), Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and do hereby, jointly and severally indemnify Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers or Agent or paid by Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrowers shall also, and do hereby, jointly and severally indemnify Agent, and shall make payment in respect thereof within 10 days after written demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrowers and Agent, and shall make payment in respect thereof within 10 days after written demand therefor, against any and all (A) Excluded Taxes with respect to such Lender or the L/C Issuer, (B) Taxes incurred by or asserted against the Borrowers or Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrowers or Agent pursuant to subsection (e), and (C) with respect to Excluded Taxes or Taxes described in subclauses (A) or (B) of this sentence, any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or Agent). Each Lender and the L/C Issuer hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrowers or Agent, as the case may be, after any payment of Taxes by the Borrowers or by Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to Agent or Agent shall deliver to Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or Agent, as the case may be.

(e) Status of Lenders. (i) Each Lender shall deliver to the Borrowers and to Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or Agent as will enable such Borrower or Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrowers and Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers or Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of Agent, such Lender or the L/C Issuer, agree, jointly and severally, to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent, such Lender or the L/C Issuer in the event Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower, any Loan Party or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall jointly and severally, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.

3.03 Inability to Determine Rates. If Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest rate on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss (which shall not include losses of the Applicable Rate), cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but in any event excluding the loss of the Applicable Rate). The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations. If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender, the L/C Issuer, pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrowers hereby agrees, jointly and severally, to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

3.07 Survival. All of the Borrowers’ respective obligations under this Article III shall survive termination of the Aggregate Commitments, and repayment of all other Obligations hereunder and resignation of Agent.

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its Term Loan on the Closing Date and initial Credit Extensions of other Loans made available hereunder is subject to satisfaction of the following conditions precedent:

(a) Agent’s receipt of the executed counterparts of each of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and each of the Lenders and each in number sufficient for distribution to Agent, each Lender and the Borrowers,

(i) Credit Agreement. Executed counterparts of this Agreement, all Collateral Documents and the other Loan Documents, sufficient in number for distribution to Agent, each Lender and the Borrowers;

(ii) Revolving Note. A Revolving Note duly executed by the Borrowers in favor of each Lender that has requested a Revolving Note;

(iii) Term Note. A Term Note duly executed by the Borrowers in favor of each Lender that has requested a Term Note;

(iv) Security Agreement. A Security Agreement duly executed by the Borrowers in favor of the Agent, for its benefit and the benefit of the Lenders, and, to the extent required by the Security Agreement on the Closing Date, deposit account control agreements and landlord/bailee access agreements;

(v) Pledge Agreement. A Pledge Agreement duly executed by the Borrowers in favor of the Agent, for its benefit and the benefit of the Lenders, and the pledged securities of InfuSystems and FBI, together with undated stock powers executed in blank;

(vi) Assignment of Representations and Warranties. The FBI Assignment of Representations and Warranties executed by Holdings in favor of Agent, for its benefit and the benefit of the Lenders and consented to by the FBI Seller;

(vii) Incumbency Certificates. Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(viii) Organizational Documents; Good Standing. Such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(ix) Legal Opinion. A favorable opinion of counsel to the Loan Parties acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in form and substance satisfactory to Agent;

(x) Certificate of Acquisition, Licenses and Permits. A certificate of a Responsible Officer of each Loan Party: (A) attaching a true and correct executed copy of the FBI Purchase Agreement , (B) certifying that concurrent with the making of the Loans on the Closing Date, the closing of the FBI Purchase will occur in accordance with the terms of the FBI Purchase Agreement without waiver of any material term thereof, (C) certifying that the FBI Purchase complies with all applicable legal requirements, (D) certifying that to the knowledge of such Responsible Officer, no suit, action or other proceeding or investigation is pending or threatened before or by any governmental agency or Governmental Authority or by any third party questioning the legality of this Agreement or the FBI Purchase Agreement or seeking to enjoin or question the consummation of the FBI Purchase or the transactions contemplated by this Agreement, and (E) certifying that all necessary consents, approvals, filings, licenses, permits and certificates required for the consummation of the FBI Purchase or under the terms of the FBI Purchase from any Governmental Authority have been obtained and are in full force and effect, and attaching true and correct copies of such consents, approvals, certificates and filings, if any.

(xi) Intentionally Omitted.

(xii) Closing Date Financial Compliance Certificate. A certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) a current calculation of each financial covenant set forth in Section 6.12 hereof as of the last day of the Fiscal Quarter most recently ended prior to the Closing Date, (D) that the Total Leverage Ratio of the Borrowers after giving pro forma effect to the transactions occurring as of the Closing Date is not greater than 2.30 to 1.00, (E) that after giving pro forma effect to the transactions occurring as of the Closing Date the Liquidity of the Borrowers is not less than $3,000,000 and (F) that after giving pro forma effect to the transactions occurring as of the Closing Date the pro forma trailing twelve month Consolidated EBITDA as of the Closing Date is not less than $16,000,000.

(xiii) Additional Documents. Such other certificates, financial statements, schedules, resolutions, notes and other documents which are provided for hereunder or which the Agent shall reasonably require.

(b) Search Results; Lien Terminations; Payoff Letter. Agent shall have received copies of UCC search reports dated such a date as is reasonably acceptable to Agent, listing all effective financing statements which name Borrowers or any other Loan Party under their present names and any previous names, as a debtor, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing Indebtedness to be repaid with the Loans, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted under Section 7.01) and (iii) such other UCC termination statements as Agent may reasonably request. The foregoing condition shall include, without limitation, a requirement that Agent shall have received a payoff letter from each Existing Lender, indicating the amount necessary to retire the existing Indebtedness of Borrowers to such Existing Lender and evidence, satisfactory to Agent, of the release of any and all Collateral in which such Existing Lender has a security interest.

(c) Insurance. Agent shall have received evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to Loan Documents, together with evidence that the Agent has been named as a lender’s loss payee and/or an additional insured (as applicable) on all related insurance policies.

(d) FBI Purchase Documents. Agent shall have received copies of the FBI Purchase Documents, each of which shall be in form and substance satisfactory to Agent and its counsel in their reasonable discretion. The FBI Purchase Documents shall be simultaneously consummated in accordance with the terms of the FBI Purchase Documents.

(e) Material Adverse Effect. No occurrence of any events or circumstances, individually or in the aggregate, having or reasonably expected to have a Material Adverse Effect shall have occurred since the date of the Audited Financial Statements.

(f) Litigation. No litigation or governmental proceeding shall have been instituted against the Borrowers or any of their officers or shareholders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon the Borrowers or upon Holdings’s or the FBI Seller’s ability to perform the transactions contemplated by the FBI Purchase Documents.

(g) Financial Reports. The Borrowers shall have delivered to the Agent (1) a pro forma balance sheet giving effect to the FBI Purchase, (2) financial projections of the Borrowers (giving effect to the FBI Purchase) and (3) interim financial statements for each Borrower and FBI as of a date not more than thirty (30) days prior to the Closing Date.

(h) No Revolving Loans on Closing Date. There shall be no Outstanding Amount attributable to Revolving Loans or, without duplication, L/C Obligations after giving effect to the transactions contemplated by this Agreement and the FBI Purchase Documents.

(i) Due Diligence. After the Agent has completed its business, legal and environmental due diligence, the results of such due diligence shall be satisfactory to the Agent in its sole discretion and the organizational and capital structure of the Borrowers and the terms and conditions of all Indebtedness of the Borrowers shall be acceptable to Agent in its sole discretion (after giving effect to the FBI Purchase).

(j) Event of Default. No Event of Default or Default shall have occurred and be continuing.

(k) Fees. Any fees required to be paid on or before the Closing Date, whether under this Agreement, the Agent Fee Letter or the other Loan Documents shall have been paid.

(l) Legal Fees. Unless waived by Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to Agent (directly to such counsel if requested by Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of, as applicable, each Lender or the L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects (except for those that are qualified by “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall have been true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for those that are qualified by “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall have been true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Each Borrower, jointly and severally, represents and warrants to Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of FBI and its Subsidiaries, dated February 28, 2010, and the related consolidated statements of income or operations for the Fiscal Quarter ended on that date to the knowledge of Holdings, (A) except as disclosed on Schedule 5.05 hereto, were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and except for deviations from GAAP which are not material, (B) fairly present the financial condition of FBI and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments, and (C) show all material indebtedness and other liabilities, direct or contingent, of FBI and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness. The unaudited consolidated balance sheets of Holdings and its Subsidiaries, dated March 31, 2010 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments, and (C) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheets of Holdings and its Subsidiaries as at May 31, 2010 and the related consolidated pro forma statements of income of Holdings and its Subsidiaries for the twelve months then ended, certified by the chief financial officer or treasurer of each Borrower, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of Holdings and its Subsidiaries as at such date and the consolidated pro forma results of operations of Holdings and its Subsidiaries for the period ended on such date, all in accordance with GAAP (other than the portion thereof with respect to FBI, which is in accordance with FBI’s historical accounting policies consistently applied and subject to the material differences from GAAP known to Holdings and disclosed on Schedule 5.05 hereto, and other differences from GAAP which are not material).

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement, any other Loan Document or the FBI Purchase Agreement.

5.08 Ownership of Property; Liens. Each Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Holdings and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. Except as specifically disclosed in Schedule 5.09, no Environmental Law and no claims alleging potential liability or responsibility in respect thereof could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of each Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower or the applicable Subsidiary operates.

5.11 Taxes. Each Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance. (a) Except as would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Except as disclosed on Schedule 5.12 hereto, each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service and, to the knowledge of the Borrowers, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the best knowledge of each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither any Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither any Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Except as disclosed on Schedule 5.12 hereto, neither any Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13 Subsidiaries. As of the Closing Date, no Borrower has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than Permitted Liens). As of the Closing Date, no Borrower has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in each Borrower have been validly issued and are fully paid and nonassessable.

5.14 Margin Regulations; Investment Company Act. (a) No Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) No Borrower or any Person Controlling Borrower, or any Subsidiary is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrowers have disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which any Borrower or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. The true and correct U.S. taxpayer identification number of each Loan Party in existence on the Closing Date is set forth on Schedule 10.02. Upon request by the Agent, the Borrowers shall provide true and correct U.S. taxpayer identification numbers of any Loan Parties not in existence on the Closing Date.

5.18 Intellectual Property; Licenses, Etc. Each Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Rights in Collateral; Priority of Liens. Each Borrower and each other Loan Party own the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties other than Liens permitted under Section 7.01. Upon the proper filing of UCC financing statements, and the taking of the other actions required by the Required Lenders, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens (subject to Permitted Liens) on the Collateral in favor of Agent, for the ratable benefit of Agent and Lenders (subject to federal law and regulations limiting the reassignment of rights in Medicaid/Medicare/TRICARE receivables).

5.20 FBI Purchase. No party has waived, without the consent of the Agent, any condition precedent to its obligations to close as set forth in the FBI Purchase Documents. The aggregate consideration payable under the FBI Purchase Documents is equal to $14,000,000 plus the “Closing Debt Payment” (as defined in the FBI Purchase Agreement), subject to the post closing adjustment for working capital as provided in the FBI Purchase Agreement. True and complete copies of all of the FBI Purchase Documents have been delivered to the Agent, together with a true and complete copy of each document to be delivered at the closing of the FBI Purchase. Except as set forth in the FBI Purchase Documents delivered to the Bank, prior to the date hereof, there are no other agreements, oral or written, with respect to which any

Borrower or Affiliate thereof has any obligation or liability with respect to the FBI Purchase. As of the date hereof, and on the Closing Date, no Borrower nor, to the knowledge of Holdings, any other Person party to the FBI Purchase Documents is in default in the performance or compliance with any provisions thereof. The FBI Purchase Agreement complies with, and the FBI Purchase has been consummated in accordance with, all applicable laws. As of the date hereof, and on the Closing Date, the FBI Purchase Agreement is in full force and effect as of the date hereof and has not been terminated, rescinded or withdrawn. All requisite approvals by governmental authorities having jurisdiction over Holdings and FBI with respect to the transactions contemplated by the FBI Purchase Agreement have been obtained, or, with respect to filings required under federal and state securities laws, will be obtained within a reasonable period of time after the closing of such transactions in compliance with such securities laws, and no such approvals impose any conditions to the consummation of the transactions contemplated by the FBI Purchase Agreement or to the conduct by any Borrower of its business thereafter. As of the date hereof, to the best of Holding’s knowledge, none of the FBI Seller’s representations or warranties in the FBI Purchase Agreement is untrue in any material respect (except for such breaches as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on FBI ).

5.21 Compliance with Healthcare Laws. The Loan Parties, and each of their licensed employees and contractors (other than contracted agencies) in the exercise of their respective duties on behalf of the Loan Parties, are in compliance with all applicable Healthcare Laws in all material respects. To the extent applicable, the Borrowers have maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the knowledge of the Borrowers, there are no presently existing circumstances which would result or could reasonably be expected to result in material violations of the Healthcare Laws. The Loan Parties have such permits, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities as are necessary (i) under Healthcare Laws or other applicable laws that are material to the conduct of their respective businesses or (ii) which are necessary to own their respective properties or otherwise material to the conduct their respective businesses.

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary and other Loan Party to:

6.01 Financial Statements. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail satisfactory to Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year commencing with the Fiscal Year ended December 31, 2010), and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrowers (commencing with the Fiscal Quarter ended June 30, 2010) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, for such Fiscal Quarter and for the portion of the Fiscal Year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrowers’ respective Fiscal Years then ended, in each case setting forth in comparative form, as applicable the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 30 days after the end of each calendar month (other than March, June, September and December) commencing with the calendar month ended July 31, 2010 a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month or Fiscal Quarter, and the related consolidated statements of income or operations, for such month and for the portion of the Borrowers’ Fiscal Year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrowers’ respective Fiscal Year then ended, in each case setting forth in comparative form, as applicable the figures for the corresponding month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of each Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(d) as soon as available after approval thereof by the board of directors of Holdings, and in any event during the 60 day period prior to the commencement of each Fiscal Year, financial projections for Holdings and its Subsidiaries for such Fiscal Year (including an operating budget and a cash flow budget) prepared in a manner consistent with the projections delivered by the Borrowers to the Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Agent, accompanied by a certificate of a Responsible Officer of Holdings to the effect that (i) such projections were prepared by Holdings and the other Borrowers in good faith, (ii) Holdings and the other Borrowers have a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions.

6.02 Certificates; Other Information. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail satisfactory to Agent and the Required Lenders:

(a) intentionally omitted;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of each Borrower (which delivery may, unless Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of each Borrower by independent accountants in connection with the accounts or books of the Borrowers or any Subsidiary, or any audit of any of them;

(d) promptly, but in any event within five (5) days after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto (provided that the delivery requirements under this clause (d) shall be deemed satisfied at the time on which such annual report, proxy or financial statement or other report or communication is publicly available online and the Borrowers have provided written notice to the Agent that such annual report, proxy or financial statement or other report or communication is publicly available online);

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of any Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request, including, without limitation periodic receivables aging and inventory reports to be delivered promptly upon request by Agent.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on a Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to Agent or any Lender upon its request to the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (ii) the Borrowers shall notify Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) Agent will make available to Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrowers hereby agree that so long as any Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform that is designated “Public Side Information;” and (z) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information. Notwithstanding the foregoing, no Borrower shall be under an obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly notify Agent and each Lender:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary including any determination by a Borrower referred to in Section 2.10 (b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of each Borrower setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and, in the presence of such officers, independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrowers; provided, however, that (i) not more than one such inspection shall be made at the Borrowers’ expense in any twelve consecutive month period so long as no Event of Default has occurred and is continuing and (ii) if an Event of Default has occurred and is continuing, Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrowers, and as often as may be reasonably desired and at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions to pay a portion of the purchase price under the FBI Purchase Agreement and pay fees and expenses incurred by the Borrowers in connection therewith, to refinance all Indebtedness owed to the Existing Lenders and to provide funds for working capital and other general corporate purposes of the Borrowers not in contravention of any Law or of any Loan Document.

6.12 Financial Covenants.

(a) Total Leverage Ratio. Maintain on a consolidated basis a ratio of Total Leverage Ratio not exceeding the ratios indicated for each period specified below:

Period	Ratios
From the day following the Closing Date through June 30, 2011	2.75:1.0
From July 1, 2011 through March 31, 2012	2.50:1.0
From April 1, 2012 through December 31, 2012	2.25:1.0
From January 1, 2013 through December 31, 2013	2.00:1.0
From January 1, 2014 and at all times thereafter	1.75:1.0

This ratio will be calculated at the end of each Fiscal Quarter (commencing with the Fiscal Quarter ended September 30, 2010) during the term hereof, using the results of the twelve (12) month period then ended.

(b) Fixed Charge Coverage Ratio. Maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.25:1:0.

This ratio will be calculated at the end of each Fiscal Quarter during the term hereof, using the results of the twelve-month period then ended.

(c) Capital Expenditures. Not spend or incur obligations (including the total amount of any Capital Leases) to acquire fixed assets for more than the following amounts during the following times:

Fiscal Year	Maximum Capital Expenditures
Fiscal Year 2010	$6,700,000
Fiscal Year 2011	$7,500,000
Fiscal Year 2012	$8,100,000
Fiscal Year 2013 and each Fiscal Year thereafter	$8,800,000

provided, however, that Capital Expenditures during any Fiscal Year shall not exceed fifty percent (50%) of the Consolidated EBITDA of Holdings and its Subsidiaries for such Fiscal Year (tested at the time of delivery of the annual financial statements for such Fiscal Year pursuant to Section 6.01). Other than with respect to Fiscal Year 2010 (for which no Carry-Over

Amount (as defined below) shall be permitted), if for any Fiscal Year the Capital Expenditures are less than the applicable annual limit (the amount by which the Capital Expenditures in such year are less than such limit, the “Carry-Over Amount”), the limitation shall be increased for the immediately following Fiscal Year in which such Carry-Over Amount arose (but not subsequent calendar years) by an amount equal to 50% of such Carry-Over Amount; provided, however, that the Carry-Over Amount shall be deemed to be the last dollars spent on Capital Expenditures in any Fiscal Year and any Carry-Over Amount may not be carried over for more than one Fiscal Year.

6.13 Additional Guarantors. Notify Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 30 days), execute and deliver or cause such Person to execute and deliver, as applicable, (a) unless such Subsidiary is a CFC or a Subsidiary of a CFC, a Guaranty pursuant to which such Person guarantees the Obligations of the Borrowers, in a form reasonable acceptable to the Agent, (b) a pledge agreement pursuant to which all of the Equity Interests of such Subsidiary are pledged as Collateral for the Obligations and (c) such other related stock certificates, stock powers, financing statements, opinions of counsel and other documents as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent; provided, however, that if a Borrower acquires or forms a Subsidiary that is a CFC, such Borrower shall execute and deliver or cause to be executed and delivered (a) a pledge of sixty-five percent (65%) of the Equity Interests of such CFC, or in the event of any change in, or the adoption, effectiveness, reinterpretation or phase in of any law or regulation of any Governmental Authority that results in such Borrower not being required under Section 956(a)(1) of the Code to include in its gross income for United States federal income tax purposes any portion of the earnings of such CFC as a result of such Borrower’s pledge of at least sixty six and two thirds percent (66-2/3%) of the Equity Interests of such CFC, a pledge of the amount of such stock of such CFC that will not under the laws then in effect result in any such income inclusion under the Code and (b) such other related stock certificates (for stock pledged under this Section 6.13), stock powers, financing statements, opinions of counsel and other documents as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent.

6.14 Security Interests. To, and to cause each other Loan Party to, (a) defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, (b) comply with the requirements of all state and federal laws in order to grant to Agent and Lenders valid and perfected first priority security interests in the Collateral (subject to Permitted Liens), with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving Agent control of such investment property or deposit account or letter of credit, rather than by the filing of a Uniform Commercial Code (“UCC”) financing statement with respect to such investment property, and (c) do whatever Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Agent’s representatives; keeping stock records; obtain waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees, in each case to the extent required by the Security Agreement; and, paying claims which might, if unpaid, become a Lien on the Collateral;

provided, however, that the foregoing provision shall be subject to federal law and regulations limiting the reassignment of rights in Medicaid/Medicare/TRICARE receivables. Agent is hereby authorized by each Borrower to file any UCC financing statements covering the Collateral whether or not any Borrower’s signatures appear thereon.

6.15 Mortgages. Promptly after the acquisition of any real property by any Loan Party, such Loan Party will furnish the Agent, for its benefit and the benefit of the Lenders, with a Mortgage covering each parcel of real property acquired by such Loan Party (the “Mortgaged Property”), together with an ALTA extended coverage lender’s policy of title insurance in a policy amount equal to one hundred percent (100%) of the greater of (x) the purchase price of such acquired property (including any liabilities assumed in connection with the acquisition) or (y) the fair market value of such property, insuring such Mortgage as a valid, enforceable first Lien on the Loan Party’s interest in the Mortgaged Property covered thereby, subject only to Permitted Liens and to such other exceptions as are reasonably satisfactory to the Agent, together with an ALTA survey with respect to each parcel of the Mortgaged Property acquired, in form and substance reasonably satisfactory to the Agent, and legible copies of all documents affecting title, which shall show all recording information. The policy, including each of the exceptions to coverage contained therein, shall be subject to the approval of the Agent, and shall be issued by a title company acceptable to the Agent. Attached to the policy shall be any and all endorsements reasonably required by the Agent, including (a) a comprehensive endorsement (ALTA 100 or equivalent) covering restrictions and other matters, (b) a broad form zoning endorsement, which specifically ensures that applicable parking requirements, if any, have been satisfied, (c) an endorsement ensuring that the lien of each Mortgage is valid against any applicable usury laws or other laws prohibiting the charging of interest on interest in the state(s) where such Mortgaged Property is located, (d) an endorsement ensuring that the Mortgaged Property has access to a dedicated public street, (e) a Revolving Loan endorsement (if available in such state), (f) a contiguity endorsement, (g) a survey and “same as” endorsement and (h) an endorsement deleting the so-called “doing business” exclusion.

ARTICLE VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (each a “Permitted Lien”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); and

(i) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens granted to the FBI Sellers under Section 4(b) of the FBI Seller Note on the escrow account established in connection with the FBI Seller Note and to which not more than $750,000 is credited at any time;

(k) any interest or title of a lessor or sublessor under any leases or subleases entered into in the ordinary course of business and in accordance with the Loan Documents; so long as such interests do not, individually or in the aggregate, materially impair the use of the property or value of the lease subject thereto or materially interfere, individually or in the aggregate, with the ordinary conduct of such Borrower’s or such Subsidiary’s business;

(l) Liens arising from precautionary Uniform Commercial Code financing statements filed in connection with operating leases;

(m) other Liens securing not more than $10,000.00 of other obligations.

7.02 Investments. Make any Investments, except:

(a) Investments held by a Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b) Investments of a Borrower in any wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in another Borrower or in another wholly-owned Subsidiary; provided that Investments in Subsidiaries that are CFC’s and their Subsidiaries shall not exceed $250,000 in the aggregate at any time outstanding;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees permitted by Section 7.03; and

(e) the FBI Purchase and Investments constituting Permitted Acquisitions;

(f) Investments as of the Closing Date set forth on Schedule 7.02;

(g) loans or advances to employees in the ordinary course of business in an aggregate amount not to exceed $50,000 at any time outstanding; and

(h) other Investments in an aggregate amount (valued at cost) of $250,000 in any Fiscal Year.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except the following (all amounts, “Permitted Indebtedness”):

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Guarantees of a Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of such Borrower or any wholly-owned Subsidiary;

(d) obligations (contingent or otherwise) of a Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e) Subordinated Liabilities; and

(f) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness (which shall include Indebtedness disclosed on Schedule 7.03 to the extent such amounts remain outstanding and constitute capital leases, Synthetic Lease Obligations or purchase money obligations for fixed or capital assets) at any one time outstanding shall not exceed the following amounts during the following times:

Fiscal Year	Maximum Aggregate Amount
during Fiscal Year 2010	$4,000,000
during Fiscal Year 2011	$5,400,000
during Fiscal Year 2012	$6,800,000
During Fiscal Year 2013 and at all times thereafter	$8,000,000

(g) intercompany indebtedness payable from one Loan Party to another; and

(h) other Indebtedness in an aggregate amount outstanding at any time not exceeding $250,000; provided, however, that no more than $10,000 in the aggregate of such amount may constitute secured Indebtedness.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) any Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor is merging with another Subsidiary, the Guarantor shall be the surviving Person; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be a Borrower or a wholly-owned Subsidiary and, provided further that if the transferor of such assets is a Guarantor, the transferee must either be a Borrower or a Guarantor.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, and in any event, within (30) days;

(d) Dispositions of property by any Subsidiary to a Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

(e) Dispositions permitted by Section 7.04; and

(f) other Dispositions of property having a fair market value not to exceed $250,000 in the aggregate during any Fiscal Year;

provided, however, that any Disposition pursuant to clauses (b), (c) and (f) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to a Borrower, Guarantor and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) any Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c) the Borrowers may make Permitted Redemptions.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of a Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the applicable Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among Loan Parties or (b) transactions approved by the Required Lenders.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to a Borrower or to otherwise transfer property to a Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of any Borrower or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of (i) Section 6.01, 6.02, 6.05 (as to maintenance of existence only), 6.11 or 6.12 or Article VII or (ii) Section 6.03 and such failure continues for a period of at least five (5) Business Days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or any default or Event of Default occurs under any other Loan Document; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of a Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Borrower, Loan Party or any Subsidiary (A) fails to make any payment when due in respect of any Indebtedness or Guarantee (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which payment failure or default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract or equivalent term otherwise named) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract or equivalent term otherwise named) or (B) any Termination Event (as so defined or equivalent term otherwise named) under such Swap Contract as to which any Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders in the aggregate) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Affiliate thereof or holder of Subordinated Liabilities contests in any manner the validity or enforceability of any Loan Document or any provision thereof (which solely in the case of any such contest by a holder of Subordinated Liabilities, could reasonably be expected to have a Material Adverse Effect); or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k) Change of Control. There occurs any Change of Control with respect to any Borrower or Guarantor, if any.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated; provided that following the advance of the Term Loans, such declaration shall be made, at the request of, or may be made by Agent, with the consent of, the Required Revolving Lenders;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower and Guarantor;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); provided that such declaration shall be made, at the request of, or may be made by Agent, with the consent of, the Required Revolving Lenders; and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States or any other Debtor Relief Law, the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15 be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Section 2.09 and Article III hereof) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans and L/C Borrowings and Obligations in respect of interest rate Swap Contracts, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.14;

Fifth, to payment of that portion of the Obligations constituting Bank Product Obligations and Obligations in respect of Swap Contracts (other than in respect of interest rate Swap Contracts) payable to Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Fifth;

Sixth, to payment of any and all Obligations, if any, not specified above, ratably among the holders thereof;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX. ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent. (a) Each of the Lenders and the L/C issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuer hereby irrevocably appoints and authorizes Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Agent pursuant to Section 9.05 or otherwise for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

9.03 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity; or

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to Agent by the Borrowers, a Lender or the L/C Issuer. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

9.04 Reliance by Administrative Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.06 Resignation of Agent. Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) not theretofore accrued and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer and Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and the L/C Issuer, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 10.04. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Guaranty Matters. Each Lender and the L/C Issuer hereby irrevocably authorizes Agent, at its option and in its discretion, to release any Guarantor, if any, from its obligations under a Guaranty if such Person ceases to be a Subsidiary or has Disposed of all or substantially all of its assets, in each case as a result of a transaction permitted hereunder. Upon request by Agent at any time, each Lender and the L/C Issuer will confirm in writing Agent’s authority to release any Guarantor, if any, from its obligations under the Guaranty pursuant to this Section 9.10.

9.11 Collateral Matters. (a) Each Lender and the L/C Issuer hereby irrevocably authorizes and directs Agent to enter into the Collateral Documents for the benefit of such Lender and the L/C Issuer and each other holder of Obligations. Each Lender and the L/C Issuer hereby agrees, and each holder of any Note or other Obligation by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the L/C Issuer. Agent is hereby authorized (but not obligated) on behalf of all of Lenders and the L/C Issuer, without the necessity of any notice to or further consent from any Lender or the L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) Each Lender, the L/C Issuer and each other holder of Obligations hereby irrevocably authorize Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Agent and the L/C Issuer shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (D) with respect to a Loan Party that has ceased to be a Subsidiary or Disposed of all or substantially all of its assets, in each case as permitted hereunder or (E) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Agent at any time, each Lender and the L/C Issuer will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.11.

(c) Subject to (b) above, Agent shall (and is hereby irrevocably authorized by each Lender and the L/C Issuer , to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and Lenders and the L/C Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower or any other Loan Party in respect of) all interests retained by the Borrowers or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Collateral exists or is owned by any Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 9.11 or in any of the Collateral Documents (subject, however to Section 9.03(d)(ii)), it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer.

(e) Each Lender and the L/C Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender or the L/C Issuer (other than Agent) obtain possession of any such Collateral, such Lender or the L/C Issuer shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

9.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book runner,” “joint book runner”, “lead manager,” “arranger,” “lead arranger” or “joint arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X. MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by (i) the Required Lenders or, solely with respect to amendments or waivers which affect Lenders having Revolving Loan Commitments and not the Lenders having Term Loan Commitments, the Required Revolving Lenders, and (ii) the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided, however, in the sole discretion of Agent, only a waiver by Agent shall be required with respect to immaterial matters or items specified in Section 4.01(a) (vii) or (viii) with respect to which the Borrowers have given assurances satisfactory to Agent that such items shall be delivered promptly following the Closing Date;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or L/C Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.13, Section 8.03, the definition of “Revolving Loan Applicable Percentage” or any other provision in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders”, the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Document, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document; and (iii) the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the

Borrowers, Agent, and the L/C Issuer. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agent. L/C Issuer and Lenders. Agent, the L/C Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall, jointly and severally, indemnify Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies: Enforcement. No failure by any Lender, the L/C Issuer or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 8.02 for the benefit of all Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting Agent hereunder and under the other Loan Documents, then (i) the Required

Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrowers shall pay, jointly and severally, (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrowers. The Borrowers shall indemnify, jointly and severally, Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall jointly and severally indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01, to the extent provided in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any

Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to Agent, the L/C Issuer or any Lender, or Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent, the L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and all Loans at the time owing to it or in the case of an assignment to another Lender or an Affiliate of a Lender no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if no Commitment is then in effect, the principal outstanding balance of the Loans purported to be assigned by the assigning Lender, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Loan Commitment, or $5,000,000, in the case of any assignment in respect of the Term Loan Commitment unless each of Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations relating to its Term Loan Commitment on the one hand, and its Revolving Loan Commitment on the other, on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to Agent within five (5) Business Days after having received notice thereof;

(B) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Commitment being assigned, or an Affiliate of such Lender or (2) any Term Loan to a Person that is not a Lender or an Affiliate of a Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any of any Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries or other Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among Lenders a successor L/C Issuer hereunder; provided, however, that no failure by a Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of Agent, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their respective obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower. For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary, provided that, in the case of information received from any Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of any Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or any such Affiliate, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrowers and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 10.08, if at any time any Lender, the L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for the Borrowers or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Agent, the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY AND AGENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES AND AGENT IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES AND AGENT AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 Time of the Essence. Time is of the essence of the Loan Documents.

10.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that that: (i) (A) the services regarding this Agreement provided by Agent are arm’s-length commercial transactions among the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and Agent, on the other hand, (B) each of the Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) Agent does not have any obligation to any Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and Agent has no obligation to disclose any of such interests to any Borrower, any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waive and release, any claims that it may have against Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56

(signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active judge or retired judge affiliated with JAMS) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

ARTICLE XI JOINT AND SEVERAL LIABILITY; CROSS-GUARANTY

11.01 Joint and Several Liability. (a) Notwithstanding anything to the contrary contained herein, each Borrower hereby agrees that the Obligations of each Borrower hereunder shall be joint and several obligations of the Borrowers.

(b) Each Borrower assumes responsibility for keeping itself informed of the financial condition of the each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Obligations and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Obligations and each Borrower agrees that neither Administrative Agent nor any Lender shall have any duty to advise such Borrower of information known to Administrative Agent or such Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Administrative Agent or a Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, neither Administrative Agent nor such Lender shall be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

(c) Administrative Agent and each Lender is hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to a Borrower’s Obligations or otherwise modify, amend or change the terms of any Note, Loan Document or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to Administrative Agent or Lender, if mutually agreed by such Borrower and Administrative Agent; (ii) accept partial payments on any Obligation; (iii) accept from any Loan Party and hold security or collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations or other liabilities of a Loan

Party and exchange, enforce, waive and release any such security or collateral as permitted hereby or by the Collateral Documents; (iv) apply such security or collateral and direct the order or manner of sale thereof as permitted hereby or by the Collateral Documents; and (v) settle, release, compromise, collect or otherwise liquidate a Loan Party’s Obligations and any security or collateral therefor in any manner permitted hereby or by the Collateral Documents, without affecting or impairing the obligations of the other Borrowers.

11.02 Cross-Guaranty. Each Borrower hereby unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Administrative Agent or any Lender by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 11 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 11 shall be absolute and unconditional, irrespective of, and unaffected by, the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party; the absence of any action to enforce this Agreement (including this Section 11) or any Loan Document or the waiver or consent by Administrative Agent any Lender with respect to any of the provisions thereof; the existence, value or condition of, or failure to perfect the Administrative Agent’s Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent or any Lender in respect thereof (including the release of any such security); the insolvency of any Borrower; or any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

11.03 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent or any Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder, against any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, the Administrative Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Loan Documents and that, but for the provisions of this Section 11.03 and such waivers, the Administrative Agent and Lenders would decline to enter into this Agreement.

11.04 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 11 are for the benefit of Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrowers and the Administrative Agent and Lenders, the obligations of such other Borrower under this Agreement and the Loan Documents.

11.05 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any Loan Document, and except as set forth in Section 11.08, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Administrative Agent and the Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 11, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 11.05.

11.06 Election of Remedies. If Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under this Agreement or any Loan Document giving Administrative Agent or such Lender, a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 11. If, in the exercise of any of its rights and remedies, Administrative Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or this Agreement or any Loan Document, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent, any Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 11, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale. The remedies hereunder and under the Collateral Documents are subject to federal law and regulations limiting the reassignment of rights in Medicaid/Medicare/TRICARE receivables.

11.07 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 11 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and (ii) the amount that could be claimed by Administrative Agent and Lenders from such Borrower under this Section 11 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 11.08.

11.08 Contribution with Respect to Guaranty Obligations. To the extent that any Borrower shall make a payment under this Section 11 of all or any of the Obligations (other than Loans made directly to that Borrower) (a “Guarantor Payment”) that exceeds the amount such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments) such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 11 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. This Section 11.08 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 11.08 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement. Nothing contained in this Section 11.08 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrowers to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against any other Borrower under this Section 11.08 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

11.09 Liability Cumulative. The liability of Borrowers under this Section 11 is in addition to and shall be cumulative with all liabilities of each Borrower to Administrative Agent and the Lenders under this Agreement and the Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[signature page attached]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

INFUSYSTEM HOLDINGS, INC.		FIRST BIOMEDICAL, INC.

By:	/s/ Sean Whelan	By:	/s/ Sean Whelan
Name:	Sean Whelan	Name:	Sean Whelan
Title:	CFO	Title:	CFO

INFUSYSTEM, INC.

By:	/s/ Sean Whelan
Name:	Sean Whelan
Title:	CFO

AGENTS, L/C ISSUERS AND LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent,

By:	/s/ Rosanne Parsill
Name:	Rosanne Parsill
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender and L/C Issuer,
Joint Arranger and Joint Book Runner

By:	/s/ Sophia Love
Name:	Sophia Love
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as
Documentation Agent, Joint Arranger,
Joint Book Runner and Lender

By:	/s/ Sukany V. Raj
Name:	Sukany V. Raj
Title:	Vice President & Portfolio Manager

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Revolving Loan Commitment	Revolving Loan Applicable Percentage	Term Loan Commitment	Term Loan Applicable Percentage
Bank of America, N.A.	$2,500,000	50%	$17,500,000	58.3%
KeyBank National Association	$2,500,000	50%	$12,500,000	41.7%

TOTALS	$5,000,000	100%	$30,000,000	100%

SCHEDULE 5.06

LITIGATION

None.

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

None.

[SCHEDULE 5.12(D)]

PENSION PLANS

None.

SCHEDULE 5.13

SUBSIDIARIES AND OTHER

EQUITY INVESTMENTS

(a)	Subsidiaries

Grantor (owner of Record of such Pledged Equity)	Issuer	Pledged Equity Description	Percentage of Issuer
InfuSystem Holdings, Inc.	InfuSystem, Inc.	100 shares, par value $0.01	100%
InfuSystem Holdings, Inc.	First Biomedical, Inc.	20,000 shares Class A and 80,000 shares Class B, par value $0.02	100%

(b)	Other Equity Investments

None.

SCHEDULE 7.01

EXISTING LIENS

Debtor(s)	Jurisdiction	Secured Party(s)	UCC-1 Filing Number & Filing Date	Collateral Description
InfuSystem Holdings, Inc.; InfuSystem, Inc.	DE	Prime Alliance Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	3123665 09/30/2009	486 CADD Legacy Plus MDL 6500 Medical Pumps

	DE	Prime Alliance Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	3129720 09/30/2009	81 Gemstar 7 SP Medical Pumps

	DE	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	4105208 12/22/2009	150 CADD 6500 Medical Pumps 50 CADD 6400 Medical Pumps

	DE	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	4106487 12/22/2009	150 CADD 6500 Medical Pumps

	DE	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	0854459 03/12/2010	10 Curlin 4000 CMS Pumps

Debtor(s)	Jurisdiction	Secured Party(s)	UCC-1 Filing Number & Filing Date	Collateral Description
	DE	Republic Bank Med One Capital Funding, LLC	1297419 04/14/2010	50 Gemstar Pumps

	CA	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	097209126602 09/24/2009	100 WalkMed 350VL v.2.0 Pumps

	CA	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	107225740614 03/17/2010	10 Curlin 4000 CMS Pumps

InfuSystem, Inc.	CA	Prime Alliance Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC Republic Bank, Inc.	097215346572 11/25/2009	100 Smiths – CADD 6500 Pumps 55 Smiths – CADD 6400 Pumps 40 Smiths – CADD Prizm Pumps

	CA	Prime Alliance Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	097215794973 12/2/2009	185 Hospira – Gemstar 7 Pumps

Debtor(s)	Jurisdiction	Secured Party(s)	UCC-1 Filing Number & Filing Date	Collateral Description
InfuSystem, Inc	CA	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	107223113949 02/17/2010	50 Gemstar 7 Pumps

	CA	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	107223266625 02/18/2010	50 CADD Legacy One Pumps

	CA	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	107223298347 02/18/2010	50 CADD Legacy One Pumps 50 CADD Legacy Plus, MDL 6500, CE

	CA	Republic Bank Med One Capital Funding, LLC	107226785785 03/25/2010	35 WalkMed 350 VL v.2.0 Pumps

	CA	Republic Bank Med One Capital Funding, LLC	107226786059 03/25/2010	200 CADD Legacy Plus Pumps

	CA	Prime Alliance Bank Med One Capital Funding, LLC	107228846644 04/13/2010	486 CADD Legacy Plus, MDL 6500, CE

Debtor(s)	Jurisdiction	Secured Party(s)	UCC-1 Filing Number & Filing Date	Collateral Description
InfuSystem, Inc.	CA	Republic Bank Med One Capital Funding, LLC Prime Alliance Bank	107228846765 04/13/2010	81 Gemstar 7 Pumps

	CA	Prime Alliance Bank Med One Capital Funding, LLC	107231869067 05/14/2010	25 CADD Prizm PCS II Pumps

Debtor	Secured Party(s)	Collateral Description
InfuSystem, Inc.	Med One Capital Funding, LLC	300 CADD Legacy Plus Pumps

	Med One Capital Funding, LLC	20 CADD Prizm PCS II Pumps

InfuSystem Holdings, Inc.	Citi Capital	400 Gemstar 7 Pumps

SCHEDULE 7.02

EXISTING INVESTMENTS

InfuSystem Holdings, Inc.

Grantor (owner of Record of such Pledged Equity)	Issuer	Pledged Equity Description	Percentage of Issuer
InfuSystem Holdings, Inc.	InfuSystem, Inc.	100 shares, par value $0.01	100%
InfuSystem Holdings, Inc.	First Biomedical, Inc.	20,000 shares Class A and 80,000 shares Class B, par value $0.02	100%

SCHEDULE 7.03

EXISTING INDEBTEDNESS

Debtor(s)	Jurisdiction	Secured Party(s)	UCC-1 Filing Number & Filing Date	Collateral Description
InfuSystem Holdings, Inc.; InfuSystem, Inc.	DE	Prime Alliance Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	3123665 09/30/2009	486 CADD Legacy Plus MDL 6500 Medical Pumps

	DE	Prime Alliance Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	3129720 09/30/2009	81 Gemstar 7 SP Medical Pumps

	DE	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	4105208 12/22/2009	150 CADD 6500 Medical Pumps 50 CADD 6400 Medical Pumps

	DE	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	4106487 12/22/2009	150 CADD 6500 Medical Pumps

	DE	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	0854459 03/12/2010	10 Curlin 4000 CMS Pumps

Debtor(s)	Jurisdiction	Secured Party(s)	UCC-1 Filing Number & Filing Date	Collateral Description
	DE	Republic Bank Med One Capital Funding, LLC	1297419 04/14/2010	50 Gemstar Pumps

	CA	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	097209126602 09/24/2009	100 WalkMed 350VL v.2.0 Pumps

	CA	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	107225740614 03/17/2010	10 Curlin 4000 CMS Pumps

InfuSystem, Inc.	CA	Prime Alliance Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC Republic Bank, Inc.	097215346572 11/25/2009	100 Smiths – CADD 6500 Pumps 55 Smiths – CADD 6400 Pumps 40 Smiths – CADD Prizm Pumps

	CA	Prime Alliance Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	097215794973 12/2/2009	185 Hospira – Gemstar 7 Pumps

Debtor(s)	Jurisdiction	Secured Party(s)	UCC-1 Filing Number & Filing Date	Collateral Description
InfuSystem, Inc.	CA	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	107223113949 02/17/2010	50 Gemstar 7 Pumps

	CA	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	107223266625 02/18/2010	50 CADD Legacy One Pumps

	CA	Republic Bank Med One Capital Funding – Michigan, L.P Med One Capital Funding, LLC	107223298347 02/18/2010	50 CADD Legacy One Pumps 50 CADD Legacy Plus, MDL 6500, CE

	CA	Republic Bank Med One Capital Funding, LLC	107226785785 03/25/2010	35 WalkMed 350 VL v.2.0 Pumps

	CA	Republic Bank Med One Capital Funding, LLC	107226786059 03/25/2010	200 CADD Legacy Plus Pumps

	CA	Prime Alliance Bank Med One Capital Funding, LLC	107228846644 04/13/2010	486 CADD Legacy Plus, MDL 6500, CE

Debtor(s)	Jurisdiction	Secured Party(s)	UCC-1 Filing Number & Filing Date	Collateral Description
InfuSystem, Inc.	CA	Republic Bank Med One Capital Funding, LLC Prime Alliance Bank	107228846765 04/13/2010	81 Gemstar 7 Pumps

	CA	Prime Alliance Bank Med One Capital Funding, LLC	107231869067 05/14/2010	25 CADD Prizm PCS II Pumps

Debtor	Secured Party(s)	Collateral Description
InfuSystem, Inc.	Med One Capital Funding, LLC	300 CADD Legacy Plus Pumps

	Med One Capital Funding, LLC	20 CADD Prizm PCS II Pumps

InfuSystem Holdings, Inc.	Citi Capital	400 Gemstar 7 Pumps

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWERS:

InfuSystem Holdings, Inc.,

31700 Research Park Drive

Madison Heights, MI 48071

Attention: Sean Whelan

Telephone: (248) 291-1210 ext. 2255

Telecopier: (248) 658-6469 (fax)

Electronic Mail: sean.whelan@infusystem.com

FEIN: 20-3341405

Website: www.infusystem.com

InfuSystem, Inc.,

31700 Research Park Drive

Madison Heights, MI 48071

Attention: Sean Whelan

Telephone: (248) 291-1210 ext. 2255

Telecopier: (248) 658-6469 (fax)

Electronic Mail: sean.whelan@infusystem.com

FEIN: 94-3295573

Website: www.infusystem.com

First Biomedical, Inc.

878 N. Jan-Mar Court

Olathe, KS 66061

Attention: Sean Whelan

Telephone: (248) 291-1210 ext. 2255

Telecopier: (248) 658-6469 (fax)

Electronic Mail: sean.whelan@infusystem.com

FEIN: 48-1201738

Website: www.infusystem.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

901 Main St.

Mail Code: TX1-492-14-14

Dallas, TX 75202

Attention: Joseph Carelock

Phone: 214-209-1219

A-1

Form of Loan Notice

Electronic Mail: joseph.carelock@baml.com

Account No.: 0001292000883

Ref: InfuSystem

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

231 S. LaSalle Street

Mail Code: IL1-231-10-41

Chicago, IL 60697

Attention: Rosanne Parsill

Phone: 312-923-1639

Fax: 877-206-8429

Electronic Mail: rosanne.parsill@baml.com

L/C ISSUER:

Standby Letters of Credit:

Bank of America, N.A.

Trade Operations

One Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Alfonso (Al) Malave

                Phone: 570.330.4212

                Fax: 570.330.4186

                Electronic Mail:

                alfonso.malave@bankofamerica.com

Commercial Letters of Credit

A-1

Form of Loan Notice

Bank of America, N.A.

Trade Operations-Scranton

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention:  Robert D. Morgan

                  Phone: 570.330.4570

                  Fax: 800.755.8740

                  Electronic Mail:

                  robert.d.morgan@bankofamerica.com

Bankers Acceptance

Bank of America, N.A.

Trade Operations-Los Angeles

1000 W. Temple Street, 7th Floor

CA9-705-07-05

Los Angeles, CA 90012-1514

Attention:  Frantz Bellevue

                  Vice President

                  Phone: 213.580.8476

                  Fax: 213.580.8444

                  Electronic Mail:

                  frantz.bellevue@bankofamerica.com

A-1

Form of Loan Notice

EXHIBIT A

FORM OF LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of June 15, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), by and among InfuSystem Holdings, Inc., a Delaware corporation, InfuSystem, Inc., a California corporation and First Biomedical, Inc., a Kansas corporation (collectively, the “Borrowers”) and Bank of America, N.A., as Administrative Agent, Joint Arranger, Joint Book Runner, L/C Issuer, and Lender and Keybank National Association, as Documentation Agent, Joint Arranger, Joint Book Runner and Lender.

The undersigned hereby requests (select one):

A Borrowing of Loans                          A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type of Loan requested, converted or continued]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[INFUSYSTEM HOLDING, INC., a Delaware corporation
INFUSYSTEM, INC., a California corporation
FIRST BIOMEDICAL, INC., a Kansas corporation]

By:
Name:
Title:

A-1

Form of Loan Notice

EXHIBIT B-1

FORM OF REVOLVING NOTE

$__________________	Chicago, Illinois
June 15, 2010

On or before the Maturity Date, FOR VALUE RECEIVED, the undersigned (the “Borrowers”), jointly and severally, promise to pay to the order of                                                                       (“Lender”) at the Administrative Agent’s Office, or such other place as the Agent may designate from time to time hereafter, the principal sum of                                          and 00/100 Dollars ($                                    .00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Lender under and pursuant to the terms of that certain Credit Agreement dated of even date herewith, among the Borrowers, Agent, Lender and various financial institutions party thereto (herein, as the same may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”) as shown on a schedule attached hereto (and any continuation thereof) or in the Agent’s records. All capitalized terms used herein without definition shall have the same meanings ascribed to such terms in the Credit Agreement.

This Note evidences certain Revolving Loans made from time to time to the Borrowers by the Lender pursuant to the Credit Agreement, and the Borrowers hereby promise to pay, jointly and severally, interest at the offices described above on the Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

Repayments of principal hereon, shall be recorded by the Lender on a schedule to this Note or recorded on the Agent’s books and records. The Borrowers agree that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so recorded on a schedule to this Note or recorded on the books and records of the Agent shall, absent demonstrable error be conclusive evidence of the amount of the Revolving Loans made by Lender to the Borrowers and the interest and payments thereon.

This Note is issued by the Borrowers under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral and the Collateral Documents and this Note and the holder hereof is entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity on the terms set forth in the Credit Agreement. Voluntary prepayments may be made on this Note, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.

All of Lender’s rights and remedies are cumulative and non-exclusive. The acceptance by Lender of any partial payment made hereunder after the time when such payments have become due and payable will not establish a custom, or waive any rights of Lender to enforce

B-1

Form of Revolving Note

prompt payment thereof. Lender’s failure to require strict performance by the Borrowers of any provision of this Note shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default shall not suspend, waive or affect any other Event of Default. The Borrowers and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note. The Borrowers further waive any and all notice or demand to which the Borrowers might be entitled with respect to this Note by virtue of any applicable statute or law (to the extent permitted by law).

THE LOAN EVIDENCED HEREBY HAS BEEN MADE, AND THIS NOTE HAS BEEN DELIVERED, AT CHICAGO, ILLINOIS, AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS. BORROWERS (i) WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS NOTE; (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN COOK COUNTY, ILLINOIS, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS NOTE; (iii) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT BORROWERS MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; (iv) AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (v) AGREE NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST LENDER OR ANY OF LENDER’S DIRECTORS, OFFICERS, EMPLOYEES, LENDERS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS NOTE IN ANY COURT OTHER THAN ONE LOCATED IN COOK COUNTY, ILLINOIS.

[signature page attached]

B-1

Form of Revolving Note

IN WITNESS WHEREOF, this Revolving Note has been duly executed as of the day and year first written above.

INFUSYSTEM HOLDINGS, INC.	FIRST BIOMEDICAL, INC.

By:	By:
Name:	Name:
Title:	Title:

INFUSYSTEM, INC.

By:
Name:
Title:

B-1

Form of Revolving Note

EXHIBIT B-2

FORM OF TERM NOTE

$__________________	Chicago, Illinois
June 15, 2010

FOR VALUE RECEIVED, the undersigned (the “Borrowers”), jointly and severally, promise to pay to the order of                                                                                            (“Lender”) at the Administrative Agent’s Office, or such other place as the Agent may designate from time to time hereafter, the principal sum of                                                               and 00/100 Dollars ($                                             .00), which amount is the principal amount of the Term Loan made by the Lender to the Borrowers under and pursuant to that certain Credit Agreement dated of even date herewith, among the Borrowers, Agent, Lender and various financial institutions party thereto (herein, as the same may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”), together with the interest on the principal amount of the Term Loan outstanding from time to time as provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings ascribed to such terms in the Credit Agreement.

The outstanding principal of this Note, and all accrued interest thereon, shall be jointly and severally payable as provided in the Credit Agreement, and the outstanding principal balance of this Note, and all accrued and unpaid interest thereon, shall be due and payable in full on the sooner of the Term Loan Maturity Date unless payable sooner pursuant to the provisions of the Credit Agreement.

The Term Loan evidenced hereby and any repayment of principal hereon shall be recorded by Lender on Lender’s books and records. Borrowers agree that in any action is proceeding instituted to collect or enforce collection of this Note, the entries so recorded on the books and records of Lender shall, absent demonstrable error, be conclusive evidence of the amount of the Loans made by Lender to Borrowers and the interest and payments thereon.

This Note is issued by the Borrowers under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral and the Collateral Documents, and this Note and the holder hereof is entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity on the terms set forth in the Credit Agreement. Voluntary prepayments may be made on this Note, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.

All of Lender’s rights and remedies are cumulative and non-exclusive. The acceptance by Lender of any partial payment made hereunder after the time when any of the Obligations hereunder become due and payable will not establish a custom, or waive any rights of Lender to enforce prompt payment thereof. Lender’s failure to require strict performance by Borrowers of

B-2

Form of Term Note

any provision of this Note shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default hereunder shall not suspend, waive or affect any other Event of Default hereunder. Borrowers and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note. Borrowers further waive any and all notice or demand to which Borrowers might be entitled with respect to this Note by virtue of any applicable statute or law (to the extent permitted by law).

THE LOAN EVIDENCED HEREBY HAS BEEN MADE, AND THIS NOTE HAS BEEN DELIVERED, AT CHICAGO, ILLINOIS, AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS. BORROWERS (i) WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS NOTE; (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN COOK COUNTY, ILLINOIS, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS NOTE; (iii) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT BORROWERS MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; (iv) AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (v) AGREE NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST LENDER OR ANY OF LENDER’S DIRECTORS, OFFICERS, EMPLOYEES, LENDERS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS NOTE IN ANY COURT OTHER THAN ONE LOCATED IN COOK COUNTY, ILLINOIS.

[signature page attached]

B-2

Form of Term Note

IN WITNESS WHEREOF, this Term Note has been duly executed as of the day and year first written above.

INFUSYSTEM HOLDINGS, INC.	FIRST BIOMEDICAL, INC.

By:	By:
Name:	Name:
Title:	Title:

INFUSYSTEM, INC.

By:
Name:
Title:

B-2

Form of Term Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of June 15, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), by and among InfuSystem Holdings, Inc., a Delaware corporation, InfuSystem, Inc., a California corporation and First Biomedical, Inc., a Kansas corporation (collectively, the “Borrowers”) and Bank of America, N.A., as Administrative Agent, Joint Arranger, Joint Book Runner, L/C Issuer, and Lender and Keybank National Association, as Documentation Agent, Joint Arranger, Joint Book Runner and Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the          of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on the behalf of Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrowers have delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Holdings and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for Fiscal Quarter-end financial statements]

1. The Borrowers have delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the Fiscal Quarter of Holdings and its Subsidiaries ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by such financial statements.

3. A review of the activities of Borrowers during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.

Exhibit C

Form of Compliance Certificate

4. The representations and warranties of the Borrowers and each other Loan Party contained in Article V of the Agreement and/or any other Loan Document, are true and correct in all material respects (except for those that are qualified by “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall have been true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except for those that are qualified by “materiality” or “Material Adverse Effect”, in which case such representations and warranties are true and correct in all respects) as of the date hereof, and except that for purposes of this Section 4.02, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 2 and 3 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                             ,                                         .

INFUSYSTEM HOLDINGS, INC.

By:
Name:
Title:

Exhibit C

Form of Compliance Certificate

For the Quarter/Year ended                                                          (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 6.12(a) – Total Leverage Ratio:

	A.	Total Debt (all Indebtedness of Holdings and Subsidiaries for borrowed money plus other interest-bearing liabilities, including current and long-term liabilities)			$_________

	B.	Consolidated EBITDA

		1.	net income:	$_________

		2.	less income or plus loss from discontinued operations and extraordinary items:	$_________

		3.	plus income taxes:	$_________

		4.	plus Interest Charges:	$_________

		5.	plus depreciation, depletion and amortization:	$_________

		6.	plus other non-cash charges permitted under Credit Agreement:	$_________

		7.	plus other severance agreements acceptable to Required Lenders:	$_________

		8.	plus or minus non-cash losses or gains from unrealized changes in the fair market value of warrants, Swap Contracts and other derivatives:	$_________

		9.	Total Consolidated EBITDA:		$_________

	C.	Ratio (Line I.A ÷ Line I.B.9):		______ to 1.0

	Maximum Ratio Permitted:				_____ to 1.0

II.	Section 6.12(b) – Fixed Charge Coverage Ratio.

	A.	Consolidated EBITDA (from Line I.B.9 above):		$_________

		1.	minus unfinanced Capital Expenditures:	$_________

Exhibit C

Form of Compliance Certificate

		2.	minus cash income taxes paid:	$________

		3.	minus any Restricted Payments:	$________

		4.	Total:	$________

	B.	Fixed Charges

		1.	Interest Charges:	$________

		2.	plus principal payments of Indebtedness:	$________

		3.	Total Fixed Charges:	$________

	C.	Ratio (Line II.A.4 ÷ Line II.B.3):		_____ to 1.0

	Minimum Required:			1.25 to 1.0

III.	Section 6.12(c) – Capital Expenditures

	A.	Obligations incurred (including capital leases) for fixed assets during Fiscal Year to date:		$________

	B.	Maximum permitted Capital Expenditures:		$________

	C.	Excess (deficient) for covenant compliance (Line III.A – III.B):		$________

Exhibit C

Form of Compliance Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]: for each Assignee, indicate Affiliate of [identify Lender]]

3.	Borrower(s):

Exhibit D

Form of Assignment and Assumption

4.	Administrative Agent: Bank of America, N. A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement dated as of June 15, 2010 by and among InfuSystem Holdings, Inc., a Delaware corporation, InfuSystem, Inc., a California corporation and First Biomedical, Inc., a Kansas corporation and Bank of America, N.A., as Administrative Agent and L/C Issuer and the Lenders from time to time party thereto.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans		CUSIP No.
		________	$	________________	$	________________	______________	%	________
		________	$	________________	$	________________	______________	%	________
		________	$	________________	$	________________	______________	%	________

[7.	Trade Date: ]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Exhibit D

Form of Assignment and Assumption

Consented to and Accepted:

Bank of America, N. A., as Administrative Agent

By:
Title:

Consented to:

By:
Title:

Exhibit D

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section [__] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest (vi) it has independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit D

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

Exhibit D

Form of Assignment and Assumption

EXHIBIT E

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[on file with Administrative Agent]